Exhibit 2.5

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
CIANNA MEDICAL, INC.,
CMI TRANSACTION CO.,
MERIT MEDICAL SYSTEMS, INC.,
and
FORTIS ADVISORS LLC,
AS THE SECURITYHOLDERS’ REPRESENTATIVE
Dated as of October 1, 2018

TABLE OF CONTENTS

		Page
ARTICLE 1 THE MERGER...................................................................................................................................		1
1.1	The Merger........................................................................................................................................	1
1.2	Closing; Effective Time....................................................................................................................	1
1.3	Effect of the Merger...........................................................................................................................	1
1.4	Certificate of Incorporation; Bylaws.................................................................................................	1
1.5	Directors and Officers.......................................................................................................................	2
1.6	Effect on Capital Stock......................................................................................................................	2
1.7	Dissenting Shares..............................................................................................................................	3
1.8	Treatment of Company Options........................................................................................................	4
1.9	Payments Regarding KSP Plan, COC Agreements...........................................................................	5
1.10	Surrender of Certificates....................................................................................................................	5
1.11	Lost, Stolen or Destroyed Certificates...............................................................................................	6
1.12	Withholding......................................................................................................................................	6
1.13	Earn-out Payments.............................................................................................................................	6
1.14	Escrow Funds....................................................................................................................................	11
1.15	Expense Fund....................................................................................................................................	12
1.16	Working Capital Adjustment.............................................................................................................	12
1.17	Consideration Spreadsheet................................................................................................................	13
1.18	Taking of Further Action...................................................................................................................	14

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................................		14
2.1	Organization, Standing and Power....................................................................................................	14
2.2	Authority............................................................................................................................................	14
2.3	Conflicts............................................................................................................................................	15
2.4	Financial Statements.........................................................................................................................	15
2.5	Capitalization....................................................................................................................................	16
2.6	Subsidiaries........................................................................................................................................	17
2.7	Absence of Certain Changes.............................................................................................................	17
2.8	Absence of Undisclosed Liabilities...................................................................................................	18
2.9	Litigation...........................................................................................................................................	19
2.10	Intellectual Property...........................................................................................................................	19
2.11	Material Contracts.............................................................................................................................	20
2.12	Title to Tangible Assets.....................................................................................................................	21
2.13	Real Estate.........................................................................................................................................	21
2.14	Environmental Matters......................................................................................................................	22
2.15	Taxes..................................................................................................................................................	22
2.16	Employee Benefit Plans....................................................................................................................	24
2.17	Insurance............................................................................................................................................	25
2.18	Compliance With Laws; Permits......................................................................................................,	26
2.19	Customers and Suppliers...................................................................................................................	26
2.20	Product Liability................................................................................................................................	26
2.21	Product Warranty...............................................................................................................................	26

i

ii

iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 1, 2018 (the “Agreement Date”), by and among Merit Medical Systems, Inc., a Utah corporation (“Parent”), CMI Transaction Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Cianna Medical, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, in its capacity as the Securityholders' Representative hereunder (the “Securityholders' Representative”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Annex A.
RECITALS
WHEREAS, the board of directors of the Company has, by resolutions duly adopted, unanimously: (i) declared that the Merger (as defined below) and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved this Agreement in accordance with the provisions of General Corporation Law of the State of Delaware (“Delaware Law”); and (iii) recommended that its stockholders adopt this Agreement and approve the Merger.
WHEREAS, the respective boards of directors of Parent and Merger Sub have, by resolutions duly adopted, unanimously declared that the Merger and the other transactions contemplated by this Agreement are advisable and approved this Agreement in accordance with the provisions of Delaware Law.
NOW, THEREFORE, in consideration of the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the parties, intending to be legally bound, agree as follows:

ARTICLE I
THE MERGER

1.1    The Merger. At the Effective Time and upon the terms and subject to the conditions set forth in this Agreement, and pursuant to the applicable provisions of Delaware Law, Merger Sub shall be merged (the “Merger”) with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2    Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place as soon as practicable, but no later than two (2) Business Days, after the satisfaction or waiver of the last of the conditions set forth in Article VI to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions as of the Closing), or at such other time as the parties hereto agree (the actual date on which the Closing takes place being the “Closing Date”). The Closing shall take place at the offices of Wilson Sonsini Goodrich & Rosati P.C., 12235 El Camino Real, San Diego, CA 92130 (or, if agreed by the parties, electronically through the exchange of documents), or at such other location as the parties hereto agree. In connection with the Closing, Parent and the Company shall cause the Merger to be made effective by filing a Certificate of Merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”)).

1.3.    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4    Certificate of Incorporation; Bylaws. Unless otherwise agreed to by Parent and the Company prior to the Closing, at the Effective Time:

(a)the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is ‘Cianna Medical, Inc.’” and such certificate of incorporation shall be amended, if necessary, so as to comply with Section 5.6; and

(b)the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended; provided, however, that at the Effective Time, references to Merger Sub shall be replaced by the name of the Surviving Corporation and such bylaws shall be amended, if necessary, so as to comply with Section 5.6.

1.5    Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

1.6    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, any Company Stockholder or the Securityholders’ Representative:

(a)    Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Cancelled Shares) shall be converted into a right to receive an amount in cash equal to: (i) the Per Share Series B Closing Merger Consideration Amount, plus (ii) the Per Share Escrow Release Amount, if any, plus (iii) the Per Share Earn-out Payment Amounts, if any, plus (iv) the Per Share Expense Fund Distribution Amount, if any, plus (v) the Per Share Excess Payment Amount, if any.

(b)    Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Cancelled Shares) shall be converted into a right to receive an amount in cash equal to: (i) the Per Share Series A Closing Merger Consideration Amount, plus (ii) the Per Share Escrow Release Amount, if any, plus (iii) the Per Share Earn-out Payment Amounts, if any, plus (iv) the Per Share Expense Fund Distribution Amount, if any, plus (v) the Per Share Excess Payment Amount, if any.

(c)    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Cancelled Shares) shall be converted into a right to receive an amount in cash equal to: (i) the Per Share Remaining Closing Merger Consideration Amount, plus (ii) the Per Share Escrow Release Amount, if any, plus (iii) the Per Share Earn-out Payment Amounts, if any, plus (iv) the Per Share Expense Fund Distribution Amount, if any, plus (v) the Per Share Excess Payment Amount, if any.

(d)    Any shares of Company Common Stock then held by the Company or Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent (including any treasury shares of the Company) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor (“Cancelled Shares”), and

(e)    Each share of the common stock, $0.0001 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

(f)    The following defined terms used in this Section 1.6 that are not defined elsewhere in this Agreement shall have the following meanings:

(i)    “Aggregate Liquidation Preference” means an amount equal to (A) (i) the Per Share Series B Liquidation Preference, multiplied by (ii) the number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time, plus (B) (i) the Per Share Series A Liquidation Preference, multiplied by (ii) the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time.

(ii)    “Aggregate Remaining Closing Merger Consideration” means an amount equal to (A) the Closing Merger Consideration, less (B) the Aggregate Liquidation Preference.

(iii)    “Net Earn-out Payment” means, with respect to any Earn-out Payment, an amount equal to (A) such Earn-out Payment, less (B) an aggregate amount equal to, without duplication, (i) the aggregate amount payable to KSP Participants in respect of their interest in the KSP Plan with respect to such Earn-out Payment, if any, (ii) the aggregate amount payable to COC Participants in respect of their interest in COC Agreements with respect to such Earn-out Payment, if any, and (iii) the aggregate amount payable to JPM under the JPM Engagement Letter with respect to such Earn-out Payment, if any.

(iv)    “Net Escrow Release Amount” means, with respect to any Escrow Release Amount, an amount equal to (A) such Escrow Release Amount, less (B) an aggregate amount equal to, without duplication, (i) the aggregate amount payable to KSP Participants in respect of their interest in the KSP Plan with respect to such Escrow Release Amount, if any, (ii)

the aggregate amount payable to COC Participants in respect of their interest in COC Agreements with respect to such Escrow Release Amount, if any, and (iii) the aggregate amount payable to JPM under the JPM Engagement Letter with respect to such Escrow Release Amount, if any.

(v)    “Net Excess Payment Amount” means an amount equal to (A) the Excess Payment Amount, less (B) an aggregate amount equal to, without duplication, (i) the aggregate amount payable to KSP Participants in respect of their interest in the KSP Plan with respect to such Excess Payment Amount, if any, (ii) the aggregate amount payable to COC Participants in respect of their interest in COC Agreements with respect to such Excess Payment Amount, if any, and (iii) the aggregate amount payable to JPM under the JPM Engagement Letter with respect to such Excess Payment Amount, if any.

(vi)    “Net Expense Fund Distribution Amount” means an amount equal to (A) the Expense Fund Distribution Amount, less (B) an aggregate amount equal to, without duplication, (i) the aggregate amount payable to KSP Participants in respect of their interest in the KSP Plan with respect to such Expense Fund Distribution Amount, if any, (ii) the aggregate amount payable to COC Participants in respect of their interest in COC Agreements with respect to such Expense Fund Distribution Amount, if any, and (iii) the aggregate amount payable to JPM under the JPM Engagement Letter with respect to such Expense Fund Distribution Amount, if any.

(vii)    “Per Share Earn-out Payment Amount” means, with respect to any Earn-out Payment, an amount equal to (A) such applicable Net Earn-out Payment, divided by (B) the Total Fully Diluted Outstanding Shares.

(viii)    “Per Share Escrow Release Amount” means, with respect to any Escrow Release Amount, an amount equal to (A) such applicable Net Escrow Release Amount, divided by (B) the Total Fully Diluted Outstanding Shares.

(ix)    “Per Share Excess Payment Amount” means an amount equal to (A) the Net Excess Payment Amount, divided by (B) the Total Fully Diluted Outstanding Shares.

(x)    “Per Share Expense Fund Distribution Amount” means an amount equal to (A) the Net Expense Fund Distribution Amount, divided by (B) the Total Fully Diluted Outstanding Shares.

(xi)    “Per Share Remaining Closing Merger Consideration Amount” means an amount equal to (A) the Aggregate Remaining Closing Merger Consideration, divided by (B) the Total Fully Diluted Outstanding Shares.

(xii)    “Per Share Series A Closing Merger Consideration Amount” means an amount equal to (A) the Per Share Series A Liquidation Preference, plus (B) the Per Share Remaining Closing Merger Consideration Amount.

(xiii)    “Per Share Series A Liquidation Preference” means an amount, for each share of Series A Preferred Stock outstanding immediately prior to the Effective Time, equal to the Liquidation Preference (as defined in the Company Charter) for such share of Series A Preferred Stock outstanding immediately prior to the Effective Time, plus all then declared and unpaid dividends on such share of Series A Preferred Stock, if any, as of immediately prior to the Effective Time.

(xiv)    “Per Share Series B Closing Merger Consideration Amount” means an amount equal to (A) the Per Share Series B Liquidation Preference, plus (B) the Per Share Remaining Closing Merger Consideration Amount.

(xv)    “Per Share Series B Liquidation Preference” means an amount, for each share of Series B Preferred Stock outstanding immediately prior to the Effective Time, equal to the Liquidation Preference (as defined in the Company Charter) for such share of Series B Preferred Stock outstanding immediately prior to the Effective Time, plus all then declared and unpaid dividends on such share of Series B Preferred Stock, if any, as of immediately prior to the Effective Time.

1.7    Dissenting Shares

(a)    Notwithstanding anything in this Agreement to the contrary, any share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time and which is held by a stockholder who has properly exercised his, her or its appraisal rights under Delaware Law (such share being a “Dissenting Share,” and such stockholder being a “Dissenting Stockholder”), shall not be converted into the right to receive the consideration to which the holder of such share would be entitled pursuant to Section 1.6, but rather shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to Delaware Law. If any Dissenting Stockholder fails to perfect such stockholder’s appraisal rights under Delaware Law, or effectively withdraws or otherwise loses such rights with respect to any Dissenting Shares, such Dissenting Shares shall thereupon automatically be converted into the right to receive the applicable amounts provided in Section 1.6, pursuant to the exchange procedures set forth in Section 1.10.

(b)    At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262 of Delaware Law. Notwithstanding the provisions of Section 1.10(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Section 262 of Delaware Law, or a court of competent jurisdiction shall determine that such holder is not entitled to relief provided under Section 262 of Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Company Capital Stock shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock set forth in Section 1.6, without interest, and at such times and subject to such conditions as are set forth in Section 1.6. The Company shall give (i) Parent prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands.

1.8    Treatment of Company Options and Company Warrants.

(a)    Immediately prior to the Effective Time, each outstanding Company Option shall become fully vested and exercisable in full. At the Effective Time, each outstanding Company Option shall be cancelled and converted into the right to receive for each share of Company Common Stock subject to such Company Option, the sum of (i) (A) the Per Share Remaining Closing Merger Consideration Amount minus (B) the exercise price of such Company Option (the “Closing Net Option Payment”), plus (ii) the Per Share Escrow Release Amount, if any, plus (iii) the Per Share Expense Fund Distribution Amount, if any, plus (iv) the Per Share Earn-out Payment Amounts, if any, plus (v) the Per Share Excess Payment Amount, if any (it being understood that, if the exercise price payable in respect of a share of Company Common Stock subject to any Company Option exceeds the sum of the Per Share Remaining Closing Merger Consideration Amount, the Per Share Escrow Release Amount, the Per Share Expense Fund Distribution Amount, the Per Share Excess Payment Amount and all Per Share Earn-out Payment Amounts, if any, then the amount payable hereunder with respect to such Company Option shall be zero). Within five (5) Business Days after the Closing, Parent shall, or shall cause the Surviving Corporation to, pay to each of the holders of Company Options, the applicable Closing Net Option Payment, if any, for each share underlying such holder’s Company Options, less any required withholding of Taxes under applicable Law. On the date on which the Per Share Escrow Release Amount, the Per Share Expense Fund Distribution Amount, the Per Share Earn-out Payment Amounts, or the Per Share Excess Payment Amount, if any, are payable to holders of Company Capital Stock pursuant to Section 1.6, Parent shall, or shall cause the Surviving Corporation to, disburse the corresponding amounts under this Section 1.8 due to such former holders of Company Options, less any required withholding of Taxes under applicable Law. Prior to the Effective Time, the Company shall take all actions reasonably necessary to effect the transactions set forth in this Section 1.8(a), including delivering any notice required by the terms of the Company Incentive Plan.

(b)    At the Effective Time, each unexercised Company Warrant whose holder thereof has executed and delivered a Warrant Letter Agreement prior to the Effective Time shall be cancelled and converted into the right to receive for each share of Series B Preferred Stock subject to such Company Warrant, the sum of (i) (A) the Per Share Series B Closing Merger Consideration Amount minus (B) the exercise price of such Company Warrant (the “Closing Net Warrant Payment”), plus (ii) the Per Share Escrow Release Amount, if any, plus (iii) the Per Share Expense Fund Distribution Amount, if any, plus (iv) the Per Share Earn-out Payment Amounts, if any, plus (v) the Per Share Excess Payment Amount, if any (it being understood that, if the exercise price payable in respect of a share of Series B Preferred Stock subject to any Company Warrant exceeds the sum of the Per Share Series B Closing Merger Consideration Amount, the Per Share Escrow Release Amount, the Per Share Expense Fund Distribution Amount, the Per Share Excess Payment Amount and all Per Share Earn-out Payment Amounts, if any, then the amount payable hereunder with respect to such Company Warrant shall be zero). Within five (5) Business Days after the Closing, Parent shall, or shall cause the Surviving Corporation to, pay to each of the holders of Company Warrants who has executed a Warrant Letter Agreement in respect of such holders’ Company Warrants prior to the Effective Time, the applicable Closing Net Warrant Payment, less any required withholding of Taxes under applicable Law. On the date on which the Per Share Escrow Release Amount, the Per Share Expense Fund Distribution Amount, the Per Share Earn-out Payment Amounts or the Per Share Excess Payment Amount, if any, are payable to holders of Company Capital Stock pursuant to Section 1.6, Parent shall, or shall cause the Surviving Corporation to, disburse the corresponding amounts under this Section 1.8 due to such former holders of Company Warrants who executed a Warrant Letter Agreement in respect of such holders’ Company Warrants prior to the Effective Time, less any required withholding of Taxes under applicable Law. At the Effective Time, each unexercised Company Warrant whose holder thereof has not executed and delivered a Warrant Letter Agreement prior to the Effective Time shall be subject to automatic “cashless exercise” pursuant to the terms of the respective Company Warrant, the respective Company Warrant shall terminate, and the holder will be deemed to be the holder of the number and type of shares of Company Capital Stock as of the Effective Time as provided for in the Company Warrant upon such automatic “cashless exercise.”

(c)    As promptly as practicable following the Agreement Date and in any event not later than three (3) Business Days thereafter, the Company shall mail to each holder of a Company Warrant a letter agreement substantially in the form attached as Exhibit B (a “Warrant Letter Agreement”) and instructions for completing, executing and returning such Warrant Letter Agreement.

(d)    For purposes of clarification, it is the intent of Parent, Merger Sub, the Company and the Company Securityholders that the inclusion of clause (b) in the definition of “Closing Merger Consideration” would not increase the actual total Merger Consideration paid hereunder by Parent (as the inclusion of such clause (b) provides for an effective allocation of the cash amount of such exercise prices referenced in such clause (b) to Company Stakeholders other than holders of Company Options and Company Warrants in their capacities as such holders and such exercise prices referenced in such clause (b) constitutes a reduction in the amount paid to holders of Company Options and Company Warrants in their capacities as such holders in the calculation of “Closing Net Option Payment” and “Closing Net Warrant Payment”).

1.9    Payments Regarding KSP Plan, COC Agreements and JPM Engagement Letter.

(a)    Within five (5) Business Days after the Closing, Parent shall cause the Surviving Corporation to pay to (1) each KSP Participant, the amount payable to such KSP Participant in respect of such KSP Participant’s interest in the KSP Plan with respect to the Closing Merger Consideration, and (2) each COC Participant, the amount payable to such COC Participant in respect of such COC Participant’s interest in the COC Agreement to which such COC Participant is a party with respect to the Closing Merger Consideration, in each case, less any required withholding of Taxes under applicable Law.

(b)    Within five (5) Business Days after any Earn-out Payment, Escrow Release Amount, Expense Fund Distribution Amount and/or Excess Payment Amount is payable in accordance with this Agreement by Parent to Company Securityholders, Parent shall cause the Surviving Corporation to pay to (1) each KSP Participant, the amount payable to such KSP Participant in respect of such KSP Participant’s interest in the KSP Plan with respect to any Earn-out Payment, Escrow Release Amount, Expense Fund Distribution Amount and/or Excess Payment Amount payable hereunder, and (2) each COC Participant, the amount payable to such COC Participant in respect of such COC Participant’s interest in the COC Agreement to which such COC Participant is a party with respect to any Earn-out Payment, Escrow Release Amount, Expense Fund Distribution Amount and/or Excess Payment Amount payable hereunder, in each case, less any required withholding of Taxes under applicable Law.

(c)    To the extent that any consideration is payable by the Company under the JPM Engagement Letter in respect of any Earn-out Payment, Escrow Release Amount, Expense Fund Distribution Amount and/or Excess Payment Amount, Parent shall cause the Surviving Corporation to pay to JPM the applicable amount owed thereunder, if any, at or around the same time as the payment of such applicable Earn-out Payment, Escrow Release Amount, Expense Fund Distribution Amount and/or Excess Payment Amount to Company Securityholders hereunder.

1.10    Surrender of Certificates.

(a)    At the Effective Time, (i) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, (ii) no holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (a “Certificate”) shall have any rights as a stockholder of the Company and (iii) each Certificate (x) representing any outstanding shares of Company Capital Stock shall thereafter represent only the right to receive the Merger Consideration payable in respect of such shares as set forth in this Agreement and (y) representing any Dissenting Shares shall thereafter represent only the right to receive the payments described in Section 1.7.

(b)    At or prior to the Effective Time, Parent shall deposit or shall cause to be deposited with a paying agent designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), for the benefit of Company Stockholders in respect of their Company Capital Stock, the applicable portion of the Closing Merger Consideration payable to the Company Stockholders hereunder in respect of their Company Capital Stock. From and after the Effective Time, the Paying Agent shall act as the agent of Parent and the Surviving Corporation in effecting any amounts to be paid under this Agreement to the Company Stockholders hereunder in respect of their Company Capital Stock. The Company Securityholders shall bear all fees and costs incurred in connection with the engagement and use of Paying Agent’s services payable at the Closing in connection with the Merger and other transactions contemplated hereby (the “Paying Agent Costs”) as such Paying Agent Costs shall constitute “Transaction Expenses” in accordance with the terms hereof.

(c)    Promptly after the Closing Date (and in any event within five (5) Business Days after the Closing Date), the Company shall cause the Paying Agent to mail and/or deliver via electronic means to each holder of record of a Certificate immediately prior to the Effective Time (i) a letter of transmittal in substantially the form attached hereto as Exhibit C (a “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the consideration to which such holder may be entitled pursuant to Section 1.6 hereof. Upon surrender of a Certificate, the holder of a Certificate surrendered for cancellation to the Paying Agent, together with a Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, shall be entitled to receive in exchange therefor a payment of the applicable amount provided in Section 1.6 with respect to such Certificate (after giving effect to any required Tax withholdings pursuant to Section 1.12) and the Certificate so surrendered shall forthwith be cancelled. Parent shall, no later than three (3) Business Days after the Paying Agent’s receipt of a properly surrendered Certificate and executed Letter of Transmittal, cause the Paying Agent to make the payment of the applicable amount of the Closing Merger Consideration provided in Section 1.6 to the holder of such Certificate, in cash, by wire transfer of immediately available funds to the account designated by such holder in the Letter of Transmittal delivered with such Certificate. Parent shall cause the Paying Agent to pay to each holder of a properly surrendered Certificate and executed Letter of Transmittal, at the time and in the manner set forth in Section 1.13, the applicable amount of any Earn-out Payment, Escrow Release Amount, Expense Fund Distribution Amount and Excess Payment Amount, in each case, as set forth herein, to such holder, in cash, by wire transfer of immediately available funds to the account designated by such holder in the Letter of Transmittal delivered with such Certificate. No interest shall be paid or accrued after the Effective Time on any amount payable upon due surrender of the Certificates. If payment is to be made to a Person other than the registered holder of the Certificate surrendered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed with a medallion stamp guarantee or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the reasonable satisfaction of the Paying Agent that such Tax was paid or is not applicable.

(d)    At the Effective Time, the stock transfer books of the Company shall be closed, and there shall thereafter be no further registration of transfers of shares of Company Capital Stock outstanding immediately prior to the Effective Time on the records of the Company. After the Effective Time, no transfer of Company Capital Stock shall thereafter be made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates and a duly executed and properly delivered Letter of Transmittal are presented to the Paying Agent, Parent or the Surviving Corporation, they shall be cancelled and exchanged for the applicable portion of the Merger Consideration.

(e)    Any portion of the funds received by the Paying Agent (including the proceeds of any investments thereof) which remains unclaimed by the Company Stockholders for one (1) year after the date of payment to the Paying Agent shall be delivered to the Surviving Corporation. Any Company Stockholder that has not theretofore surrendered any Certificate and submitted a Letter of Transmittal in accordance with the requirements set forth therein and in this Article I, or otherwise received any portion of the Merger Consideration due and payable to such Company Stockholder pursuant to this Agreement, shall thereafter look only to Parent and the Surviving Corporation for payment of the applicable portion of the Merger Consideration (after giving effect to any required Tax withholdings pursuant to Section 1.12 and without any interest thereon) upon due surrender of any applicable Certificate. Notwithstanding anything to the contrary in this Section 1.10(e), none of Parent, the Merger Sub, the Company, the Surviving Corporation, the Securityholders’ Representative, the Paying Agent or any other Person shall be liable to any Company Stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar applicable Laws.

1.11    Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the execution and delivery of a certificate of loss and indemnification agreement substantially in the form attached hereto as Exhibit E (a “Lost Certificate Agreement”) by such record holder, Parent shall cause the Paying Agent to pay to the record holder of such Certificate the applicable payment of the applicable amounts of the Closing Merger Consideration provided in Section 1.6 to be paid in respect of the shares represented thereby upon due surrender of and deliverable in respect of the shares represented by such Certificate pursuant to this Agreement and such Person also shall be entitled to the right to receive such Person’s applicable portion of the Escrow Release Amount, the Expense Fund Distribution Amount, Excess Payment Amount and Earn-out Payments.

1.12    Withholding. Each of Parent, the Surviving Corporation, or the Paying Agent shall be entitled to deduct and withhold from any portion of any payment payable pursuant to this Agreement to any Company Stakeholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any similar provision of state, local or non-U.S. Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation, or the Paying Agent, as the case may be, such withheld amounts (a) shall be timely remitted by Parent, the Surviving Corporation, or the Paying Agent, as the case may be, to the applicable Governmental Entity and (b) shall be treated for all purposes of this Agreement as having been paid to such Company Stakeholder.

1.13    Earn-out Payments.

(a)    Earn-out. In accordance with the provisions of this Section 1.13, Parent shall pay or cause to be paid to the Paying Agent or the Surviving Corporation, as applicable, for the benefit of the Company Stakeholders the contingent cash payments as follows (each, an “Earn-out Payment” and together, the “Earn-out Payments”) following the achievement of the corresponding milestones as follows:

(i)    Supply Chain Milestone.

(1)    Payment of $15,000,000 upon the achievement of the Supply Chain Milestone (as defined hereafter). The term “Supply Chain Milestone” means the satisfaction of each of the following requirements (each, a “Requirement”) on or prior to June 30, 2019:

A.    Annual manufacturing capacity for SCOUT Surgical Guidance Consoles (Model No. SSC-01) of at least 1,000 units (which Requirement has been met prior to the Agreement Date);

B.    Annual manufacturing capacity for SCOUT Surgical Guides, Multiple Use (Model No. SG-01) of at least 2,000 units (which Requirement has been met prior to the Agreement Date);

C.    Annual manufacturing capacity for SCOUT Delivery Needle and Reflectors (Model Nos. SSR05-01X; SSR75-01X, and SSR10-01X, whereby the “X” can be omitted, as in the currently marketed reflector product, or included as any alphanumeric character to represent a future reflector in the current delivery system) of at least 75,000 units;

D.    Cost of Goods for SCOUT Surgical Guidance Consoles (Model No. SSC-01) of $3,914 per unit (which Requirement has been met prior to the Agreement Date);

E.    Cost of Goods for SCOUT Surgical Guides, Multiple Use (Model No. SG-01) of $285 per unit (which Requirement has been met prior to the Agreement Date); and

F.    Cost of Goods for SCOUT Delivery Needle and Reflectors (Model Nos. SSR05-01X; SSR75-01X, and SSR10-01X, whereby the “X” can be omitted, as in the currently marketed reflector product, or included as any alphanumeric character to represent a future reflector product in the current delivery system) of $85 or less per unit.

(2)    The satisfaction of the Requirement set forth in clause (C) may be demonstrated as follows: at any time during the period between the Closing Date and June 30, 2019, one or more of the Company’s Current Suppliers or an application specific integrated circuit (“ASIC”) supplier of such products (which ASIC supplier shall be reasonably approved by Parent) provides a quote for, or enters into a purchase agreement with, Parent (or any Subsidiary thereof, including the Surviving Corporation) for 75,000 or more units annually.

(3)    The satisfaction of the Requirement set forth in clause (F) may be demonstrated as follows: at any time during the period between the Closing Date and June 30, 2019, one or more of the Company’s Current Suppliers or an ASIC supplier of such products (which ASIC supplier shall be reasonably approved by Parent) provides a quote for, or enters into a purchase agreement with, Parent (or any Subsidiary thereof, including the Surviving Corporation) for the annual production of 30,000 or more units, deliverable at an average rate of 2,500 or more units per month at a cost of $85 or less per unit.

(i)    Net Sales Milestones.

(1)    a payment equal to 175% of the amount by which Net Sales for the period of January 1, 2019 through and including December 31, 2019 exceed Net Sales for the period of January 1, 2018 through and including December 31, 2018;

(2)    a payment equal to 175% of the amount by which Net Sales for the period of January 1, 2020 through and including December 31, 2020 exceed Net Sales for the period of January 1, 2019 through and including December 31, 2019;

(3)    a payment equal to 175% of the amount by which Net Sales for the period of January 1, 2021 through and including December 31, 2021 exceed Net Sales for the period of January 1, 2020 through and including December 31, 2020; and

(4)    a payment equal to 175% of the amount by which Net Sales for the period of January 1, 2022 through and including December 31, 2022 exceed Net Sales for the period of January 1, 2021 through and including December 31, 2021.
Each of the payments under this Section 1.13(a)(ii) shall be referred to as a “Sales Milestone Payment.” Notwithstanding anything contained herein to the contrary, in no event shall the total Sales Milestone Payments under this Section 1.13(a)(ii) exceed Fifty Million Dollars ($50,000,000).
(b)    Payment of Earn-out. Parent shall pay, or shall cause the Paying Agent or Surviving Corporation to pay, the applicable Earn-out Payment that is due and payable, if any, to the Company Stakeholders in accordance with Sections 1.6, 1.8 and 1.9, within five (5) Business Days of the date on which such Earn-out Payment is deemed final and binding on the parties in accordance with this Section 1.13.
(c)    Parent Obligations.
(i)    Parent and its Affiliates (including the Surviving Corporation and any of its Subsidiaries) shall operate the business of the Surviving Corporation as Parent, in its sole discretion, deems appropriate, provided that, Parent shall not, and shall not authorize or permit its Affiliates (including the Surviving Corporation and any of its other Subsidiaries) to take any action with the intent of either (A) avoiding the achievement of the Supply Chain Milestone or (B) avoiding or reducing the payment of any Sales Milestone Payment. In addition, Parent shall, and shall cause its Affiliates (including the Surviving Corporation and any of its other Subsidiaries) to account for Net Sales in accordance with GAAP and in compliance with applicable Law.
(ii)    Without limiting the foregoing in Section 1.13(b)(i), with respect to the achievement of the Supply Chain Milestone, for the period from the Closing Date through, and including, June 30, 2019, Parent shall, and shall cause its Affiliates (including the Surviving Corporation), to (A) keep and maintain the supply chain procedures and processes of the Company substantially as in effect as of immediately prior to the Closing; (B) keep and maintain the quality control procedures and processes of the Company substantially as in effect as of immediately prior to the Closing (except for the Company’s Corrective Action and Preventive Action (CAPA) procedures and processes); (C) comply with the Company’s agreements with its suppliers as in effect on the Agreement Date and not terminate any such agreement except to the extent that Parent reasonably believes that any such supplier is in material breach of its obligations thereunder and Parent shall provide advance written notice of such termination at least five days prior to such anticipated termination, along with the reasons for such termination, to the Securityholders’ Representative; and (D) provide those Employees determined by the Parent and the Company’s current chief executive officer following the Agreement Date and prior to the Closing with an achievement bonus payable upon the achievement of the Supply Chain Milestone, with the amount and other terms of such achievement bonus to be determined by Parent following the Agreement Date and prior to the Closing following consultation with the Company’s current chief executive officer.
(iii)    Upon the written request of the Securityholders’ Representative (but no more often than once in a calendar quarter), Parent will allow the Independent Accountant or, if so desired by the Securityholders’ Representative, another independent, reputable entity with reasonable expertise in supply chain matters that is reasonably acceptable to Parent (such entity, an “Other Expert”) (subject to the Independent Accountant or such Other Expert executing a non-disclosure agreement in respect of confidential information with respect to such inquiry in customary form and substance) to have reasonable access to the books and records of Parent and its Affiliates (including the Surviving Corporation), to the extent necessary to determine the progress towards achievement of the Supply Chain Milestone. Any such examination shall be made during reasonable business hours at the place of business of Parent and its Subsidiaries (including the Surviving Corporation) and shall be at the Securityholders’ Representative’s expense (on behalf of the Company Securityholders). Within thirty (30) days of the achievement of the Supply Chain Milestone, Parent will provide the Securityholders’ Representative written notice that the Supply Chain Milestone has been met.
(iv)    Sales Milestone Reporting.
(1)    Within sixty (60) days of the end of the fiscal year ending December 31, 2018, and within forty-five (45) days of the end of each of the first three calendar quarters (commencing with the calendar quarter period ending March 31, 2019 and ending with the calendar quarter period ending September 30, 2022), Parent shall provide the Securityholders’ Representative with a quarterly report substantially in the form attached hereto as Exhibit F-2, setting forth in reasonable detail the calculation of Net Sales for such calendar quarter and the preceding three calendar quarters. Within sixty (60) days of the end of each fiscal year (commencing with the calendar year ended December 31, 2019 and ending with the calendar year ending December 31, 2022), Parent shall provide the Securityholders’ Representative with a report substantially in the form attached hereto as Exhibit F-2, setting forth in reasonable detail the calculation of Net Sales for such calendar quarter and the entire calendar year, together with a statement calculating the Sales Milestone Payment, if any, payable with respect to such calendar year (each, a “Sales Milestone Statement”).
(2)    After receipt of any Sales Milestone Statement, the Securityholders’ Representative shall have thirty (30) days (the “Milestone Review Period”) to review such Sales Milestone Statement. During the Milestone Review Period, the Securityholders’ Representative and its representatives shall have access to the books and records of the Surviving Corporation, the personnel of, and work papers prepared by, Parent and/or its accountants to the extent that they relate to such Sales Milestone Statement as the Securityholders’ Representative or its representatives may reasonably request for the purpose of reviewing such Sales Milestone Statement and to prepare a Milestone Statement of Objections (defined below), provided that such access shall be in a manner that does not unreasonably interfere with the business operations of Parent or the Surviving Corporation.
(3)    On or prior to the last day of the Milestone Review Period for any Sales Milestone Statement, the Securityholders’ Representative may object to such Sales Milestone Statement by delivering to Parent a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (a “Milestone Statement of Objections”). If the Securityholders’ Representative fails to deliver a Milestone Statement of Objections before the expiration of the Milestone Review Period for any Sales Milestone Statement, such applicable Sales Milestone Statement and Sales Milestone Payment, as the case may be, reflected in such Sales Milestone Statement shall be deemed to have been accepted by the Securityholders’ Representative. If the Securityholders’ Representative delivers a Milestone Statement of Objections before the expiration of the Milestone Review Period for any Sales Milestone Statement, Parent and the Securityholders’ Representative shall negotiate in good faith to resolve such objections within twenty (20) days after the delivery of a Milestone Statement of Objections (the “Milestone Resolution Period”), and, if the same are so resolved within the Milestone Resolution Period, such applicable Sales Milestone Payment and Sales Milestone Statement with such changes as may be agreed in writing by Parent and the Securityholders’ Representative, shall be final and binding.
(4)    If the Securityholders’ Representative and Parent fail to reach an agreement with respect to all of the matters set forth in a Milestone Statement of Objections before expiration of such applicable Milestone Resolution Period, then any amounts remaining in dispute (the “Milestone Disputed Amounts” and any amounts not so disputed, the “Milestone Undisputed Amounts”) shall be submitted for resolution to the office of the Independent Accountant who, acting as experts and not arbitrators, shall resolve the Milestone Disputed Amounts only and make any adjustments to such applicable Sales Milestone Payments, as the case may be, and Sales Milestone Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Milestone Disputed Amount must be within the range of values assigned to each such item in the applicable Sales Milestone Statement and the Milestone Statement of Objections, respectively.
(5)    With respect to the Sales Milestone Statements and disputes related thereto, the fees and expenses of the Independent Accountant shall be paid by the Securityholders’ Representative (on behalf of the Company Securityholders), on the one hand, and by Parent, on the other hand, based upon the percentage that the amount contested but not awarded to the Securityholders’ Representative or Parent, respectively, bears to the aggregate amount contested by the Securityholders’ Representative and Parent.
(6)    The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the applicable Milestone Disputed Amounts and their adjustments to the applicable Sales Milestone Statement and/or the applicable Sales Milestone Payments adjustment shall be conclusive and binding upon the parties hereto.
(v)    Notwithstanding anything contained herein to the contrary, neither Parent nor any of its Affiliates (including the Surviving Corporation) may transfer, sell, license or assign, to any Person who is not an Affiliate of Parent, all or substantially all of the rights pertaining to the Earn-out Products (including as a part of a sale that includes all or substantially all of the assets of the Surviving Corporation or all or substantially all of the equity interests of the Surviving Corporation, including by way of a merger or consolidation), unless the transferee, licensee or assignee, as applicable, of such transfer, sale, license or assignment (A) has the capabilities to commercialize a product that is substantially similar to the Earn-out Products, (B) expressly assumes in writing the obligations of Parent under this Section 1.13, including payment of the Earn-out Payments (except to the extent previously paid), and (C) Parent remains responsible for the obligations under this Section 1.13.
(d)    Acceleration of Earn-out Payments. Notwithstanding anything to the contrary herein, in the event that any of the following events occur, the maximum amount of each Earn-out Payment that has not yet been satisfied or deemed to have been satisfied shall be immediately due and payable: (i) Parent or the Surviving Corporation commences any proceeding in bankruptcy or for dissolution, liquidation, winding-up, or other relief under state or federal bankruptcy laws; (ii)

any such proceeding is commenced against Parent or the Surviving Corporation or a receiver or trustee is appointed for Parent or the Surviving Corporation or a substantial part of its respective property, and such proceeding or appointment is not dismissed or discharged within thirty (30) days after its commencement; (iii) Parent or the Surviving Corporation (x) makes an assignment for the benefit of creditors, or (y) petitions or applies to any tribunal for the appointment of a custodian, receiver or trustee for all or substantially all of its Assets or (z) has a receiver, custodian or trustee appointed for all or substantially all of its Assets and such receiver, custodian or trustee is not discharged within thirty (30) days thereafter; or (iv) Parent or the Surviving Corporation is unable to, or admits its inability to, pay its debts when they become due.
(e)    Earn-out Payments Not a Security. The parties do not intend the right of the Company Stakeholders to receive Earn-out Payments to be a security. Accordingly, the right of a Company Stakeholder to receive Earn-out Payments (i) shall not be represented by a certificate, (ii) does not represent an ownership interest in Parent or the Surviving Corporation, and (iii) does not entitle a Company Stakeholder to any rights common to equityholders of Parent or the Surviving Corporation, other than as expressly set forth herein. The right of a Company Stakeholder to receive Earn-out Payments pursuant to this Agreement shall not be transferable without the prior written consent of Parent. Notwithstanding the foregoing, a Company Securityholder may transfer all or any of such rights (a) as a gift to any charity or any member of his or her family or to any trust or other entity for the benefit of any such family member of such Company Securityholder; provided that any such transferee shall agree in writing with Parent, as a condition precedent to such transfer, to be bound by all of the provisions of this Agreement relating to the Earn-out Payments, including, without limitation, Section 5.13 hereof, or (b) by will or the laws of descent and distribution, in which event each such transferee shall be bound by all of the provisions of this Agreement relating to the Earn-out Payments, including, without limitation, Section 5.13 hereof, or (c) by court order, in which event each such transferee shall be bound by all of the provisions of this Agreement relating to the Earn-out Payments, including, without limitation, Section 5.13 hereof. As used in this Section 1.13(e), the word “family” shall include any spouse, lineal ancestor or descendant, brother or sister of a Person; any lineal ancestor or descendant, brother or sister of such Person’s spouse; any spouse of any lineal ancestor or descendant, brother or sister of such Person or such Person’s spouse; or any lineal ancestor or descendant of any brother or sister of such Person or such Person’s spouse.
(f)    Offset.
(i)    Right of Offset. Parent shall have the right to offset against any and all Earn-out Payments that are due and payable an amount equal to any and all Losses suffered or incurred by any Parent Indemnified Person (such right of Parent, its “Offset Right”), subject to the terms, conditions and limitations set forth in Article VIII.
(ii)    Notice of Offset. Parent’s Offset Right shall be asserted by giving reasonably prompt written notice to the Securityholders’ Representative of a claim for indemnification in accordance with Section 8.5(a) or Section 8.5(b) as applicable, and including in such notice the estimated amount (the “Offset Amount”), if reasonably practicable and to the extent then known, of any Loss incurred or reasonably expected to be incurred by the Parent Indemnified Person that will be subject to the offset right set forth herein (an “Offset Notice”); provided that failure to give such Offset Notice shall not terminate Parent’s right to exercise its Offset Right, unless the Securityholders’ Representative is materially prejudiced by the failure to receive such Offset Notice.
(iii)    Offset Objection. The Securityholders’ Representative may in good faith, at any time on or before the tenth (10th) Business Day following its receipt of an Offset Notice (the “Offset Objection Period”), object to the Offset Amount provided in the Offset Notice by delivering written notice to Parent (an “Offset Objection”). The Offset Objection shall set forth in reasonable detail the good faith reasons for the objection to such Offset Amount. If the Securityholders’ Representative does not timely deliver an Offset Objection, or delivers an Offset Objection that does not object to all of the Offset Amount set forth in the Offset Notice, the Securityholders’ Representative shall be deemed to have accepted and agreed to the offset of all or such portion of the Offset Amount and shall be conclusively deemed to have consented to Parent’s offset of all or such portion of the Offset Amount specified in the Offset Notice. If the Securityholders’ Representative timely delivers an Offset Objection, Parent and the Securityholders’ Representative shall attempt in good faith to agree upon the rights of the respective parties with respect to the disputed Offset Amount and if the parties are not able to fully resolve all such differences within thirty (30) days from Parent’s receipt of an Offset Objection, Parent or the Securityholders’ Representative, as applicable, shall have the right to pursue such remedies or legal recourse as may be available to each party on the terms and subject to the provisions of this Agreement.
(g)    Definitions. The following defined terms used in this Section 1.13 that are not defined elsewhere in this Agreement shall have the following meanings:
(i)    “Bundle Product Component” means a product that satisfies all of the following conditions: (x) such product is not an Earn-out Product, (y) such product is sold separately and was individually approved by the

FDA or an equivalent regulatory body, and (z) the selling price of the Bundled Sale inclusive of such product is higher than the market price of the Earn-out Product included in such Bundled Sale when sold on a stand-alone basis.
(ii)    “Cost of Goods” means the cost of goods (including overhead) for the subject products calculated using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company Balance Sheet (prepared in accordance with GAAP) as of the Balance Sheet Date.
(iii)    “Current Suppliers” means, collectively, Hybrid Design Associates, Promex Industries, Inc., and FAST Semiconductor, Inc., and any of their respective Affiliates (and each, a “Current Supplier”).
(iv)    “Earn-out Product Parties” means, collectively, (A) Parent, (B) its Affiliates, and/or (C) its or their respective transferees or licensees of substantially all rights pertaining to an Earn-out Product, and each, an “Earn-out Product Party.”
(v)    “Earn-out Products” means (A) any Existing Product; or (B) any product that is a modification, improvement or derivative of any Existing Product or any other product of Parent or its Subsidiaries, in any case under this clause (B), which product utilizes or incorporates Company Intellectual Property Rights.
(vi)    “Existing Products” means, collectively, the products set forth on Schedule 1.13(g).
(vii)    “Net Sales” means the gross amounts invoiced for sales of Earn-out Products by any Earn-out Product Party to third parties less any of the following deductions related to the Earn-out Products and actually taken on such sales for: (a)  normal and customary trade and quantity discounts actually given; (b) credits, rebates and chargebacks and allowances to the customer on account of purchase of such Earn-out Products, or on account of retroactive price reductions affecting such Earn-out Products; (c) amounts paid, granted or accrued on rejection or returns of such Earn-out Products; (d) packing, freight, shipping, postage, custom duties and insurance costs on shipments to the customer that are separately itemized; and (e) sales, value-added, and excise taxes, tariffs, duties and any other taxes and governmental charges related to the sale of such Earn-out Products to the customer, in each case, to the extent such deductions: (i) are applicable and in accordance with standard allocation procedures, (ii) have not already been deducted or excluded, and (iii) are incurred in the ordinary course of business in type and amount consistent with good industry practice. Net Sales shall be determined from the books and records of the applicable party in accordance with GAAP, applied on a consistent basis by Parent, and may include using accrual accounting where applicable. Notwithstanding the foregoing, Net Sales shall not include non-commercial sales, such as transactions among Earn-out Product Parties not intended for re-sale, or sales for pre-clinical or clinical trials or other testing. In the case of any transfer of any Earn-out Product between or among Earn-out Product Parties for resale, Net Sales shall be determined based on the subsequent sale of such Earn-out Product by the Earn-out Product Party to a third party. If an Earn-out Product is sold in a bundle with Bundle Product Components (“Bundled Sales”), Net Sales on the Bundled Sales shall be calculated by multiplying the Net Sales of that Bundled Sale (as determined in accordance with the first sentence of this Section 1.13(g)(vi)) by the fraction A/(A+B), where A is the average sale price of the Earn-out Product included in the Bundled Sale when sold separately and B is the average sale price of all Bundle Product Components included in the Bundled Sale when sold separately. If neither the Earn-out Product nor all of the Bundle Product Components in the Bundled Sale were sold separately during one or more of the immediately preceding twelve (12) months, then the proration fraction shall be determined in a consistent and equitable manner that reflects the relative contribution of the Earn-out Product to the amount received on such Bundled Sale as the parties shall in good faith negotiate and agree.
1.14    Escrow Funds.
(a)    Escrow. On the Closing Date, Parent shall deposit or cause to be deposited with the Escrow Agent into an interest bearing escrow account (the “Escrow Account”) established pursuant to the Escrow Agreement:
(i)    the Indemnification Escrow Amount (such amount less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”) to be held for the purpose of securing the indemnification obligations of the Company Securityholders hereunder; and
(ii)    the Post-Closing Adjustment Escrow Amount (such amount less any disbursements therefrom in accordance with the Escrow Agreement, the “Post-Closing Adjustment Escrow Fund”) to be held for the purpose of securing the obligations of the Company Securityholders and Parent under Section 1.16.

(b)    Escrow Account. The release of the Escrow Funds and the interest, earnings and income that accrue upon the Escrow Funds shall be governed by the Escrow Agreement. The amount of any Escrow Funds that is required to be released to the Company Stakeholders hereunder shall be referred to as an “Escrow Release Amount.”
1.15    Expense Fund. On the Closing Date, Parent shall deposit the Expense Fund Distribution Amount in immediately available funds with the Securityholders’ Representative, to be used (i) for paying directly or reimbursing the Securityholders’ Representative for any expenses incurred by it arising from its obligations hereunder or under the Escrow Agreement or (ii) as otherwise directed by the Advisory Group. The Securityholders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund Distribution Amount other than as a result of its gross negligence or willful misconduct. The Securityholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund Distribution Amount and has no tax reporting or income distribution obligations. The Company Stakeholders will not receive any interest on the Expense Fund Distribution Amount and assign to the Securityholders’ Representative any such interest. Subject to Advisory Group approval, the Securityholders’ Representative may contribute funds to the Expense Fund Distribution Amount from any consideration otherwise distributable to the Company Stakeholders. The Expense Fund Distribution Amount shall be retained in whole or in part by or on behalf of the Company Stakeholders until such time as the Securityholders’ Representative shall determine in its sole discretion, at which time the Securityholders’ Representative shall promptly distribute the remaining Expense Fund Distribution Amount to the Paying Agent or the Surviving Corporation, as applicable, for distribution to the Company Stakeholders in accordance with the terms hereunder.
1.16    Working Capital Adjustment.
(a)    Closing Adjustment. At least three (3) Business Days before the Closing, the Company shall prepare and deliver to Parent a statement setting forth its good faith estimate of the Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the chief executive officer or chief financial officer of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP (as modified by the definitions of Current Assets and Current Liabilities as set forth herein), applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the fiscal year ended December 31, 2017.
(b)    Post-Closing Adjustment.
(i)    Within 60 days after the Closing Date, Parent shall prepare and deliver to the Securityholders’ Representative a statement setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the chief executive officer or chief financial officer of Parent that the Closing Working Capital Statement was prepared in accordance with GAAP (as modified by the definitions of Current Assets and Current Liabilities as set forth herein) applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the fiscal year ended December 31, 2017.
(ii)    The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital.
(c)    Examination and Review.
(i)    Examination. After receipt of the Closing Working Capital Statement, the Securityholders’ Representative shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, the Securityholders’ Representative or its representatives shall have access to the books and records of the Surviving Corporation, the personnel of, and work papers prepared by, Parent and/or its accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Parent's possession) relating to the Closing Working Capital Statement as the Securityholders’ Representative or its representatives may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided that such access shall be in a manner that does not unreasonably interfere with the business operations of Parent or the Surviving Corporation.

(ii)    Objection. On or prior to the last day of the Review Period, the Securityholders’ Representative may object to the Closing Working Capital Statement by delivering to Parent a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If the Securityholders’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by the Securityholders’ Representative. If the Securityholders’ Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and the Securityholders’ Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may be agreed in writing by Parent and the Securityholders’ Representative, shall be final and binding.
(iii)    Resolution of Disputes. If the Securityholders’ Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Grant Thornton LLP or, if Grant Thornton LLP is unable to serve, Parent and the Securityholders’ Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.
(iv)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Securityholders’ Representative (on behalf of the Company Stakeholders), on the one hand, and by Parent, on the other hand, based upon the percentage that the amount contested but not awarded to the Securityholders’ Representative or Parent, respectively, bears to the aggregate amount contested by the Securityholders’ Representative and Parent.
(v)    Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.
(d)    Payment of Post-Closing Adjustment.
(i)    If the Post-Closing Adjustment is a negative number, the Securityholders’ Representative and Parent shall, within three (3) Business Days after the final determination of the Post-Closing Adjustment, jointly instruct the Escrow Agent to disburse (A) from the Post-Closing Adjustment Escrow Fund, and (B) to the extent the amount of the Post-Closing Adjustment exceeds the amount available in the Post-Closing Adjustment Escrow Fund, from the Indemnification Escrow Fund, by wire transfer of immediately available funds to Parent, the amount (paid as a positive number) of the Post-Closing Adjustment.
(ii)    If the Post-Closing Adjustment is a positive number, Parent shall, within three (3) Business Days after the final determination of the Post-Closing Adjustment, deposit with the Paying Agent and the Company for distribution to the Company Stakeholders in accordance hereunder, the amount of the Post-Closing Adjustment (such amount of Post-Closing Adjustment, the “Excess Payment Amount”).
(e)    Adjustments for Tax Purposes. Any payments made pursuant to this Section 1.16 shall be treated as an adjustment to the Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.
1.17    Consideration Spreadsheet.
(a)    At least three (3) Business Days before the Closing and concurrently with the delivery of the Estimated Closing Working Capital Statement, the Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), certified by the chief executive officer or chief financial officer of the Company, which shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following:

(i)    the name (and, to the extent reasonably available, the last known address and, if known, email address) of each Company Stakeholder and, for each Company Securityholder, (A) the number, class and series of Company Capital Stock, (B) the number of outstanding Company Options, and the associated exercise price, and/or (C) the number of outstanding Company Warrants, and the associated exercise price, in each case, as applicable to such Company Securityholder;
(ii)    calculations of the Closing Merger Consideration, in reasonable detail;
(iii)    calculations of the aggregate amount of all Closing Net Option Payments and all Closing Net Warrant Payments, in reasonable detail;
(iv)    calculations of the aggregate amount of Change of Control Payments, in reasonable detail (with the understanding that Parent will inform the Company at least five (5) Business Days prior to the Closing as to which Employees that are entitled to severance under a written agreement between such Employee and the Company will be terminated as of the Closing, and such severance payment will constitute a Change of Control Payment);
(v)    each Company Stakeholders’ applicable portion of the Closing Merger Consideration;
(vi)    each Company Stakeholders’ applicable portion (on an estimated basis) of any Earn-out Payment, Escrow Release Amount, and Expense Fund Distribution Amount; and
(vii)    the Closing Employer Tax Amount.
(b)    The parties agree that Parent, Merger Sub, and the Paying Agent shall be entitled to rely on the Consideration Spreadsheet in making payments under Article I, and Parent, Merger Sub, and the Paying Agent shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.
1.18    Taking of Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Article I and to vest the Surviving Corporation with full right, title and possession to all Assets, rights, privileges, powers and franchises of the Company and Merger Sub, Parent and the Surviving Corporation are fully authorized in their respective names to take, and will take, all such lawful and necessary or desirable action, so long as such action is not inconsistent with this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent, except as disclosed in the disclosure schedule of even date herewith delivered by the Company to Parent (the “Disclosure Schedule”), as set forth in this Article II:

2.1    Organization, Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under Delaware Law. The Company has the requisite corporate power and authority to own, lease and operate its Assets and to carry on its business as conducted prior to the Agreement Date (collectively, the “Current Company Business”). The Company is duly qualified to do business, and is in good standing in each jurisdiction where the operation of the Current Company Business by the Company requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect or prevent, delay or impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company has delivered, or made available, to Parent or its advisors true, complete, and correct copies of the Company Organizational Documents. The Company is not in violation of any of the provisions of the Company Organizational Documents. Section 2.1 of the Disclosure Schedule lists the Company’s jurisdiction of formation and the other jurisdictions in which it is qualified to do business, and the current directors and officers (or equivalent positions) of the Company.
2.2    Authority; Enforceability.
(a)    The Company has full corporate power and authority to enter into this Agreement, perform its obligations under this Agreement and the Ancillary Documents to which it is a party, and, subject to the receipt of the Required Stockholder Vote, to consummate the Merger and the transactions contemplated by this Agreement and the Ancillary Documents to which it is a party. The affirmative vote or consent of (i) the Company Stockholders holding at least a majority of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (on an as-converted to Company Common Stock basis), voting together as a single class, and (ii) the Company Stockholders holding at least forty-five percent (45%) of the issued and outstanding shares of Company Preferred Stock, voting together as a single class on as converted to Company Common Stock basis is the only vote of the Company Stockholders necessary under Delaware Law and the Company Organizational Documents to adopt this Agreement and approve the Merger (the “Required Stockholder Vote”). The Required Stockholder Vote is the only vote or consent necessary for the holders of the Company Capital Stock to adopt this Agreement, approve the Ancillary Documents to which the Company is a party, approve the Merger, and consummate the other transactions contemplated hereby. The execution, delivery, and performance by the Company of this Agreement and each Ancillary Document to which it is a party and, subject to receipt of the Required Stockholder Vote, the consummation of the Merger and the transactions contemplated hereby and thereby have been authorized by all requisite corporate or equivalent action on the part of the Company and no other corporate proceedings of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby or thereby (other than the filing of the Certificate of Merger and such other documents as required by Delaware Law).
(b)    The board of directors of the Company has unanimously (and has not subsequently rescinded or modified in any way) (i) declared that the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement in accordance with the provisions of Delaware Law, (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval by written consent, and (iv) resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.
(c)    This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar applicable Laws affecting or relating to creditors’ rights generally and general principles of equity (collectively, the “Enforceability Limitations”).
2.3    Conflicts. The execution, delivery and performance of this Agreement or any Ancillary Documents to which the Company is a party by the Company does not constitute, and the consummation by the Company of the transactions contemplated hereby or thereby, including the Merger, and compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by the Company will not result in, a termination or cancellation or a loss of rights under, or breach or violation of the terms, conditions, or provisions of, or constitute a default or an event creating rights of acceleration, modification, withdrawal, suspension, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Lien upon or otherwise encumber any of the Company Capital Stock or the Assets of the Company under (with or without notice or lapse of time, or both), (a) any provision of the Company Organizational Documents, (b) any Material Contract or (c) any Law applicable to the Company or any of its Assets, except in the case of clauses (b) and (c) where such termination, breach, violation or default would not reasonably be expected to be material to the Company, result in a material liability to the Company, or the Current Company Business, or otherwise have a Company Material Adverse Effect, or would prevent, materially impair, or materially delay the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained, made, or given by the Company in connection with the execution, delivery, and performance of this Agreement, the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, including consummation of the Merger, except for: (x) the filing of the Certificate of Merger as provided in Section 1.2, (y) such filings as may be required under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any foreign antitrust applicable Laws, and (z) such consent, approval, order or authorization of, or registration, declaration or filing that would not reasonably be expected to be material to the Company, result in a material liability to the Company, or the Current Company Business, or otherwise have a material adverse impact on the Current Company Business, the Company, or the Assets, or would prevent, materially impair, or materially delay the consummation of any of the transactions contemplated hereby. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (x) and (y) are referred to herein as the “Necessary Consents.”
2.4    Financial Statements.
(a)    The Company has delivered to Parent or its advisors (i) the audited balance sheet, statement of operations, and statement of cash flows of the Company as of and for the fiscal years ended December 31, 2017, December 31, 2016, and December 31, 2015 (collectively, the “Audited Financial Statements”) and (ii) the unaudited balance sheet, statement of operations, and statement of cash flows of the Company as of August 31, 2018 (the “Company Balance Sheet” and such date, the “Company Balance Sheet Date”) (collectively, with the Audited Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP (except as disclosed in the notes thereto and except that the unaudited Company Financial Statements do not contain footnotes and are subject to normal year-end audit adjustments that are not material individually or in the aggregate) applied on a consistent basis throughout the periods covered. The Company Financial Statements fairly present, in all material respects, the financial condition, assets, liabilities, and cash flows of the Company as of the dates indicated therein and consolidated results of operations of the Company for the periods indicated therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of the unaudited Company Financial Statements. The Company Financial Statements have been prepared from, and are in accordance with and accurately reflect, in all material respects, the books and records of the Company consistently maintained throughout the periods indicated.
(b)    The Company maintains a system of internal accounting controls sufficient in all material respects to provide reasonable assurance that (i) all transactions are executed in accordance with management’s general or specific authorizations, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for assets, (iii) access to assets is permitted only in accordance with management’s general and specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.5    Capitalization.
(a)    The authorized capital stock of the Company consists of (i) 34,397,956 shares of Company Common Stock, of which 2,530,007 are issued and outstanding as of the Agreement Date, and (ii) 27,217,209 shares of Company Preferred Stock, of which (A) 9,114,827 shares are designated as Series A Preferred Stock, all of which are issued and outstanding as of the Agreement Date and (B) 18,102,382 shares are designated as Series B Preferred Stock, of which 15,762,022 are issued and outstanding as of the Agreement Date. All outstanding shares of Company Common Stock and Company Preferred Stock (x) are duly authorized, validly issued, fully paid and non-assessable, (y) are free of any Liens created by the Company, except Permitted Liens, and (z) were not issued in violation of and are not subject to any preemptive rights or rights of first refusal created by statute, the Company Organizational Documents or any Contract to which the Company is a party or by which it is bound. All issued and outstanding shares of Company Capital Stock, all Company Options, and all Company Warrants were issued or granted in compliance with applicable Laws. There are no declared and unpaid dividends on any share of Company Capital Stock. All distributions, dividends, repurchases and redemption of Company Capital Stock (or other equity interests) were undertaken in compliance with the applicable Company Organizational Documents then in effect, any agreement to which the Company then was a party and in compliance with all applicable Laws.
(b)    As of the Agreement Date, there were 5,456,488 shares of Company Common Stock reserved for issuance under the Company Incentive Plan, of which 3,500,111 shares of Company Common Stock were subject to outstanding Company Options, and 84,576 shares of Company Common Stock were reserved for future option grants.
(c)    Except as set forth in Section 2.5, as of the Agreement Date, there are no options, warrants, calls, rights, commitments or agreements that are outstanding to which the Company is a party or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any option, warrant, call, right, commitment or agreement regarding shares of Company Capital Stock. There are no other contracts, commitments or agreements relating to the voting (including voting trusts or proxies), registration under the Securities Act of 1933, as amended (the “Securities Act”), or purchase, sale, or transfer of shares of Company Capital Stock (i) between or among the Company and any Company Stockholders, and (ii) to the Company’s knowledge, between or among any Company Stockholders. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities. No holder of Indebtedness of the Company has any right to convert or exchange such Indebtedness for any Company Capital Stock (or other Company equity security) and no holder of Indebtedness of the Company has any rights to vote for the election of directors, managers, similar governing body of the Company or to vote on any other matter.
(d)    Section 2.5(d) of the Disclosure Schedule sets forth, as of the Agreement Date (and which shall be updated, if necessary, as of the Effective Time pursuant to Section 6.2(c)), a complete and accurate list of all issued and outstanding shares of Company Capital Stock, identifying the name of the registered holder thereof, the class and/or series of shares held, the number of shares of each such class or series held and the applicable conversion rate for each series of Company Preferred Stock.
(e)    Section 2.5(e) of the Disclosure Schedule sets forth for each outstanding Company Option as of the Agreement Date (and which shall be updated, if necessary, as of the Effective Time pursuant to Section 6.2(c)), the name of the holder of such Company Option, an indication of whether such holder is an employee of or consultant to the Company, the date of grant of such Company Option, the number or amount of securities as to which such Company Option is exercisable, and the exercise price of such Company Option.

(f)    Section 2.5(f) of the Disclosure Schedule sets forth, as of the Agreement Date (and which shall be updated, if necessary, as of the Effective Time pursuant to Section 6.2(c)), a complete and accurate list of the number of shares exercisable under each outstanding Company Warrant, and the acquisition date of each such Company Warrant and the name of the holder thereof.
(g)    Section 2.5(f) of the Disclosure Schedule sets forth, as of the Agreement Date (and which shall be updated, if necessary, as of the Effective Time pursuant to Section 6.2(c)), a complete and accurate list of all recipients of Change of Control Payments and the amount of consideration payable to such recipients in respect of such Change of Control Payments (including the information reasonably required to make the allocation of payments determinations required by Section 1.9(b)).
2.6    Subsidiaries. The Company has no Subsidiaries and for the prior three years has not had any Subsidiaries.
2.7    Absence of Certain Changes.
(a)    Since the Company Balance Sheet Date through the Agreement Date, no Company Material Adverse Effect has occurred and there has not been any event, occurrence or development that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    Since the Company Balance Sheet Date through the Agreement Date, there has not been:
(i)    any amendment or any changes to the Company Organizational Documents;
(ii)    any merger or consolidation with any other Person or acquisition by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, any business or any corporation, partnership, association or other business organization or division thereof;
(iii)    any (A) split, combination, reclassification, purchase, redemption or other acquisition of any shares of Company Capital Stock, (B) entry into any agreement with respect to voting of any of the Company Capital Stock, or (C) declaration, setting aside or payment of any non-cash dividend or other non-cash distribution in respect of the Company Capital Stock;
(iv)    any purchase, redemption or other acquisition of, except in connection with the Company Incentive Plan, any shares of Company Capital Stock or any securities convertible or exchangeable or exercisable for any shares of Company Capital Stock;
(v)    any transfer, lease, license, guarantee, sale, mortgage, pledge, disposition or encumbrance of any material (either individual or in the aggregate) Asset, except for (A) the incurrence of Permitted Liens and (B) the disposition of inventory in the ordinary course of business consistent with past practice;
(vi)    any creation, incurrence or assumption, or agreement to create, incur or assume, any Indebtedness or issue any debt securities or warrants or other rights to acquire debt securities of the Company or assume, guarantee or endorse, as an accommodation or otherwise, the obligations of any other Person for Indebtedness or capital obligations, in the case of any of the foregoing;
(vii)    any issuance, delivery, sale, pledge, disposition or other encumbrance of any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class;
(viii)    any purchase or other acquisition of any assets or agreement to make any capital expenditures, in each case that are in excess of $50,000 in any calendar month;
(ix)    any material change in accounting methods, policies or procedures, except as required by GAAP or by applicable Law or a Governmental Entity;
(x)    any revaluation any of the Company’s material Assets, except as required by GAAP;
(xi)    any entry into, modification, amendment or termination of, or waiver under (A) any Material Contract; or (B) any IP License pursuant to which the Company, or any other party thereto has, or will have, material continuing obligations, rights or interests, in each case outside the ordinary course of business;

(xii)    any loan, advance, capital contribution to, or investment in, any Person other than loans, advances or capital contributions to, or investments in the ordinary course of business consistent with past practice and routine business expense advances to employees of the Company;
(xiii)    any (A) grant, extension, amendment (except as required in the diligent prosecution of the Company Intellectual Property Rights), waiver or modification of the Company’s rights in or to any Company Intellectual Property Rights or material Licensed Intellectual Property Rights, (B) failure to diligently prosecute any material Company Intellectual Property Rights in the U.S. or in any non-U.S. jurisdiction material to the Company’s business, or (C) failure to exercise a right of renewal or extension under or with respect to any material Company Intellectual Property Rights or material Licensed Intellectual Property Rights;
(xiv)    any (A) adoption, establishment, termination or material amendment to any material Company Employee Plan, collective bargaining agreement, severance agreement or similar Contract, or any other material employee benefit, plan, program or arrangements sponsored or maintained by the Company or any of its Affiliates (other than offer letters and letter agreements entered into, in the ordinary course of business and consistent with past practice, with newly hired employees who are terminable “at will” and consulting or services agreement that can be terminated with 30 days’ or less notice and without liability to the Company), (B) institution of any material increase in any compensation or benefits provided pursuant to any Company Employee Plan other than in the ordinary course of business and consistent with past practice, (C) payment of any material special bonus or special remuneration (cash, equity or otherwise) to any Employee (including rights to severance or indemnification), except pursuant to agreements outstanding on the Agreement Date and except for Change of Control Payments which are deducted from the Closing Merger Consideration as a Transaction Expense (in respect of such Change of Control Payments that are payable with respect to the Closing Merger Consideration) and except for any bonuses accrued on the Company Financial Statements, and (D) any increase in the fees or bonus opportunity of any consultant or contractor of the Company, except in the ordinary course of business consistent with past practice or as required by any Contract or Law;
(xv)    any grant of any material severance or termination pay (cash, equity or otherwise) to any Employee, except pursuant to written agreements outstanding, or policies existing, as of the Company Balance Sheet Date, or adoption of any new severance plan, or amendment or modification or alteration in any material respect of any severance plan, agreement or arrangement existing on the Agreement Date;
(xvi)    change or rescission of any Tax election, settlement or compromise of any action or liability relating to Taxes, entry into any Tax allocation, sharing, indemnity Contract, other than pursuant to customary commercial agreements entered into in the ordinary course of business, the primary purposes of which is unrelated to Tax (each, a “Commercial Contract”), surrender or compromise of any right to claim a Tax refund, change to any Tax accounting method, amendment to any Tax Return, entry into any closing agreement relating to any Tax, or consent to or request of any extension or waiver of the statute of limitations period applicable to payment of any Taxes, initiation of any voluntary disclosure, Tax amnesty filing or other similar action relating to Taxes, or the failure to pay any taxes as they became due and payable, in each case, that could materially increase the Taxes of Parent or the Surviving Corporation after the Closing Date;
(xvii)    any cancellation, compromise, release or waiver of any pending or threatened action, suit or proceeding or other claims or rights with a value exceeding $100,000 per claim or $200,000 in the aggregate, or otherwise outside the ordinary course of business;
(xviii)    any material change to the Company’s policies or practices regarding the extension or customer credit, sales of the Company’s products, collection of accounts receivable or payment of accounts payable;
(xix)    any material change in the Current Company Business; or
(xx)    any authorization or entry into any Contract or agreement to do any of the foregoing.
2.8    Absence of Undisclosed Liabilities. Except as disclosed in the Company Financial Statements, since the Company Balance Sheet Date, the Company has no liabilities of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the Company, except for (i) liabilities adequately reflected or reserved against on the Company Balance Sheet, (ii) liabilities which have arisen in the ordinary course of business since the Company Balance Sheet Date and which are not, individually or in the aggregate, material in amount, or (iii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby and reflected in the Closing Transaction Expenses Certificate.

2.9    Litigation. There are no Actions pending or, to the knowledge of the Company, threatened against the Company or affecting any of its properties or the Assets before any Governmental Entity. Neither the Company nor any of the Company Intellectual Property Rights or Assets is subject to any order, judgment, decree, injunction or award of any Governmental Entity. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such order, judgment, decree, injunction or award referenced in the immediately preceding sentence.
2.10    Intellectual Property.
(a)    Section 2.10(a) of the Disclosure Schedule sets forth a true and complete list of all (i) Company IP Registrations and applications with respect to Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status patented and registered Company Intellectual Property Rights, (ii) trade or corporate names used by the Company, whether or not represented by a Company IP Registration, (iii) material unregistered trademarks and service marks owned or used by the Company, (iv) domain names owned or used by the Company, and (v) patented and patent pending Licensed Intellectual Property Rights, to the extent the license to the Company is exclusive (or exclusive other than with respect to the owner of such Intellectual Property Rights).
(b)    All necessary registration, maintenance and renewal fees for each item of patented and registered Company Intellectual Property Rights have been paid and all necessary documents, recordations and certificates in connection with such Company Intellectual Property Rights have been filed with the relevant Governmental Entity for the purposes of maintaining or perfecting such Company Intellectual Property Rights. All registrations for patented and registered Company Intellectual Property Rights are in good standing and subsisting and valid and enforceable. Except as set forth in Section 2.10(b) of the Disclosure Schedule, there are no actions that must be taken or payments that must be made by the Company within one hundred and eighty (180) days following the Agreement Date that, if not taken, will adversely affect any patented and registered Company Intellectual Property Rights.
(c)    Except with respect to any Off-The-Shelf Software or as set forth on Section 2.10(c) of the Disclosure Schedule, to the knowledge of the Company, the Company owns all right, title and interest to, or has the right to use, free and clear of all Liens (except Permitted Liens and restrictions contained in any applicable license), all Company Intellectual Property Rights and Licensed Intellectual Property Rights used by the Company in the conduct of the Current Company Business.
(d)    Section 2.10(d) of the Disclosure Schedule sets forth all of the agreements pursuant to which the Company has been granted rights by third parties with respect to Licensed Intellectual Property Rights used by the Company in the conduct of the Current Company Business (each, an “IP License”). Each IP License is in full force and effect and is binding and enforceable against the Company and, to the knowledge of the Company, any other party to each such IP License. Neither the Company nor, to the knowledge of the Company, any other party thereto is in material breach or material default of any IP License. To the knowledge of the Company, no event has occurred that with notice or lapse of time would constitute a material breach or material default under any IP License by the Company or any other party to any IP License, or would permit the modification or premature termination of any IP License by any other party thereto. The Company has not received any written notice from any third party asserting a claim, or threatening to make a claim, which would materially and adversely affect the rights of the Company under any IP License. The Company has delivered to Parent, or made available to Parent or its advisors, a complete and accurate copy of each IP License and all amendments or modifications thereto that exist as of the Agreement Date.
(e)    The Company has not infringed upon or otherwise violated, or is infringing upon or otherwise violating, in any material respect, the Intellectual Property Rights of any third party. The Company has not received any written notice from any third party alleging infringement or violation of any Intellectual Property Right. None of the Company Intellectual Property Rights derives from, misappropriates, misuses, dilutes, or otherwise violates any Intellectual Property Rights of any Person, nor has the Company received any written notice from any third party challenging or threatening to challenge the right, title or interest of the Company in, to or under the Company Intellectual Property Rights or Licensed Intellectual Property Rights or asserting or seeking any opposition, interference, invalidity, termination, abandonment, post grant review (including inter partes review), or other infirmity of any Company Intellectual Property Rights.
(f)    Except as set forth in Section 2.10(f) of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in (i) the Company granting to any third party any rights or licenses to any Intellectual Property Rights, (ii) any IP License being subject to any non-compete, non-exclusivity, or other restriction on its use or operation, to which it is not subject prior to the Closing, or (iii) the imposition of any Lien on Company Intellectual Property Rights. Following the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, Parent will be permitted to exercise all of the Company’s rights under all IP Licenses, to the same extent the Company would have been able to had such transactions not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company would otherwise be required to pay had such transactions not occurred.
(g)    The Company Intellectual Property Rights and Licensed Intellectual Property Rights collectively comprise all Intellectual Property Rights necessary or material to the conduct of Current Company Business. The Company has no knowledge that any Person is infringing upon, misappropriating, misusing, diluting, or otherwise violating any Company Intellectual Property Right or Licensed Intellectual Property Right, to the extent the license to the Company is exclusive (or exclusive other than with respect to the owner of such Intellectual Property Rights).
(h)    The Company has taken reasonable steps in accordance with industry standards to protect the Company’s Trade Secrets and other confidential information, including by having officers, employees and consultants of the Company execute agreements providing for the protection of proprietary information of the Company. All officers, employees and consultants of the Company who are or have been involved in the conception, creation, reduction to practice, or development of Company Intellectual Property Rights have executed and delivered to the Company an agreement providing for the assignment by such persons to the Company of any Intellectual Property Rights made in the course of such persons’ employment or engagement by the Company. No officer, employee or consultant of the Company is in material violation of any term of any such proprietary information and assignment agreement between such person and the Company.
(i)    Except as set forth in Section 2.10(f) of the Disclosure Schedule, the Company has not granted any license, sublicense or similar right with respect to any Company Intellectual Property Right or Licensed Intellectual Property Right, to any third party, except for licenses granted in the ordinary course of business in connection with the sale of a Company product.
2.11    Material Contracts.
(a)    Section 2.11(a) of the Disclosure Schedule lists each of the following Contracts of the Company in effect as of the Agreement Date (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Leased Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 2.13(a) of the Disclosure Schedule and all IP Licenses set forth in Section 2.10(d) of the Disclosure Schedule, being “Material Contracts”):
(i)    each Contract to which the Company is a party (A) that involved or involves minimum aggregate consideration of more than $20,000 in any single calendar year (other than any Leases), or (B) under which the Company has paid or received in excess of $30,000 during the year ended December 31, 2017 or the portion of 2018 up through the Agreement Date;
(ii)    each Contract, other than a Company Employee Plan, continuing over a period of more than one year from the date thereof that cannot be cancelled by the Company without penalty or further payment without more than thirty (30) days’ notice;
(iii)    each Contract for capital expenditures involving payment of more than $20,000 individually, or $50,000 in the aggregate;
(iv)    each Contract between the Company and any other party concerning a partnership, joint venture or similar arrangement by the Company;
(v)    each Contract evidencing indebtedness for borrowed money of the Company, including any loan agreements, promissory notes, security agreements, mortgages, indentures, bonds or any guaranties of any such indebtedness or any agreement that creates a Lien (other than a Permitted Lien) on any Asset;
(vi)    each broker, distributor, dealer, manufacturer, franchise, agency, sales promotion, marketing and advertising Contract to which the Company is a party;
(vii)    each Contract between the Company and any Governmental Entity;
(viii)    each non-competition Contract or other Contract to which the Company is a party that (A) limits or restricts or purports to limit or restrict the ability of the Company (or, after giving effect to the Merger, Parent or its Subsidiaries) to compete in any line of business or with any Person or in any geographic area or during any period of time, (B) establishes an exclusive distribution, sale or purchase obligation with respect to any of the Company’s products or services or any geographic location, (C) grants any “most favored nations” or similar rights, (D) requires the Company to purchase its total requirement of any product, raw material, or service from a third party or that contains a “take or pay” provision, or (E) grants an option, right of first refusal or right of first offer or similar right to a third party;
(ix)    each collective bargaining agreement, employment agreement and Contract with an independent contractor or consultant (or similar arrangements) to which the Company is a party (except only standard form(s) are listed for contracts that provide for employment or consulting services that are terminable “at will” and that are without severance or change of control pay or benefits and that are without material deviations from such form);
(x)    each Contract, other than a Company Employee Plan, between or among the Company, on the one hand, and any director or officer of the Company, on the other hand;
(xi)    each Contract related to the acquisition or disposition of any business or the equity of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(xii)    each Contract that provides for the indemnification by the Company of any Person or the assumption of any Tax (other than pursuant to Commercial Contracts), environmental or other liability of any Person;
(xiii)    each power of attorney executed on behalf of the Company that is currently effective and outstanding; and
(xiv)    any proposed arrangement of a type that, if entered into, would be a Contract described in any of (i) through (xiv) above.
(b)    With respect to each Material Contract, except as set forth in Section 2.11(b) of the Disclosure Schedule: (i) such Material Contract is in full force and effect and is valid, binding and enforceable against the Company and, to the Company’s knowledge, any other party to such Material Contract, subject to the Enforceability Limitations; and (ii) (A) neither the Company nor, to the Company’s knowledge, any other party to a Material Contract, is in breach, in any material respect, or default of such Material Contract, and (B) to the Company’s knowledge, no event has occurred that with notice or lapse of time would constitute a breach, in any material respect, or default thereunder by the Company or any other party to such Material Contract, or would permit the modification, acceleration or premature termination thereof or would cause or permit other changes of any right or obligation or the loss of any benefit under such Material Contract. The Company has not received any written or oral notice of any intention by a counterparty to a Material Contract to terminate or not renew such Material Contract. The Company has delivered to Parent, or made available to Parent or its advisors, a complete and accurate copy of each such Material Contract and all amendments or modifications thereto that exist as of the Agreement Date.
2.12    Title to Tangible Assets; Condition and Sufficiency of Assets.
(a)    The Company has (i) good and valid title to all of the owned tangible Assets (except for tangible Assets sold or otherwise disposed of in the ordinary course of business), and (ii) with respect to leased tangible Assets, holds valid leasehold interests therein, in each case free and clear of all Liens, except Permitted Liens.
(b)    The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Current Company Business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing and constitute all of the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property necessary to conduct the Current Company Business.
2.13    Real Estate.
(a)     The Company does not own any real property. Section 2.13(a) of the Disclosure Schedule sets forth a list of all real property (such property, the “Leased Real Property”) leased or otherwise occupied by the Company (each a “Lease” and collectively, “Leases”) and a brief description of each lease of similar agreement (showing the locations of the real property covered by such Lease or other agreement). With respect to each Lease, (i) such Lease is in full force and effect and is binding and enforceable against the Company and, to the Company’s knowledge, against the applicable lessor, subject to the Enforceability

Limitations; (ii) the Company has a valid leasehold in all Leased Real Property; and (iii) neither the Company nor, to the Company’s knowledge, any other party to such Lease, is in material breach or default under such Lease, and no event has occurred or circumstances exists that, with the delivery of notice, passage of time or both, would constitute such a material breach or default or permit the termination or modification of, or acceleration of rent under, such Lease. True and correct copies of all such Leases or other Contracts affecting the Leased Real Property, as amended or modified through the Agreement Date, have been delivered to Parent or its advisors (or have been made available to Parent or its advisors).
(b)    The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property, and to the knowledge of the Company, no Person other than the Company has any oral or written right to acquire, lease, or otherwise occupy any portion of the Leased Real Property. The use and operation of the Leased Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Leased Real Property encroach on real property owned or leased by a Person other than the Company. To the Company’s knowledge, there are no Actions pending nor threatened against or affecting the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.
(c)    The Leased Real Property comprises all of the real property used by the Company in the Current Company Business, and the Company is not a party to any agreement or option to purchase any real property or interest therein.
2.14    Environmental Matters. Except as set forth in Section 2.14 of the Disclosure Schedule:
(a)    The Company is and, since December 31, 2012, has been, in compliance, in all material respects, with all applicable Environmental Laws and the Company owns, holds or possesses all Environmental Permits which are necessary to conduct the Current Company Business and all such Environmental Permits are valid, subsisting and in full force and effect, in each case, except as would not reasonably be expected to adversely affect the Current Company Business in any material respect.
(b)    The Company is not subject to any judicial or administrative proceeding, court order, or settlement alleging or addressing a violation of or liability or other obligation under any Environmental Law.
(c)    Since December 31, 2012, the Company has not received any written or, to the Company’s knowledge, oral notice or claim alleging that it is or may be liable to any Person, including any Governmental Entity, as a result of the Release of a Hazardous Material or violation of Environmental Law or relating to the off-site disposal of wastes generated by the operation of the Current Company Business, and to the Company’s knowledge, no such notices or claims are threatened with respect to the Company, the Current Company Business, or any Leased Real Property.

(d)    Since December 31, 2012, the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, generated, manufactured, distributed, exposed any Person to or Released any Hazardous Materials, or owned or operated any property or facility, in a manner that has given rise to or would reasonably be expected to give rise to, liability or other obligations, in any material respect, under any Environmental Law.
(e)    To the Company’s knowledge, no Hazardous Materials, contamination, landfill, surface impoundment, disposal area, underground storage tank, groundwater monitoring well, drinking water well or production water well is present at the Leased Real Property.

(f)    The Company has provided Parent with accurate and complete copies of (i) all material environmental reports, investigations and audits possessed or initiated by or on behalf of the Company or obtained from any third Person since December 31, 2012 and relating to the Leased Real Property or other properties and facilities currently owned, leased, operated or controlled by the Company, and (ii) all material written correspondence by and between the Company, on the one hand, and any Governmental Entity or any third Person, on the other hand during such time, relating to the Company’s compliance with, or liability or other obligation under, any Environmental Law.

2.15    Taxes.

(a)    All income and other material Tax Returns relating to the Company: (i) have been timely filed on or before the applicable due date (taking into account any applicable extensions of such due date) and (ii) are true and complete in all material respects. All Taxes of the Company that have become due and payable have been timely paid whether or not reflected on such Tax Returns.

(b)    All Taxes that the Company has been required to collect or withhold with respect to its employees have been duly collected or withheld and, to the extent required by applicable Law when due, have been duly and timely paid to the proper Governmental Entity.

(a)No audit, examination or other administrative or court proceeding for or relating to any liability in respect of Taxes by any Governmental Entity is presently being asserted against the Company and the Company has not been notified in writing by any Governmental Entity that any such audit, examination or other administrative or court proceeding in respect of Taxes is contemplated or pending. No waiver or agreement by or with respect to the Company is in force for the extension of time for the payment, collection or assessment of any Taxes. No claim has been made in writing to the Company by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is required to file Tax Returns in that jurisdiction. Each deficiency resulting from any completed audit or examination relating to Taxes by any Governmental Entity has been timely paid or is being contested in good faith.
(b)The Company Financial Statements contain adequate accruals in accordance with GAAP for the unpaid Taxes of the Company through the date of such Company Financial Statements. Since the Company Balance Sheet Date, the Company has not incurred any liability for Taxes outside of the ordinary course of business. The amount of the Company’s Liability for unpaid Taxes for all periods beginning after the Company Balance Sheet Date and ending prior to the Closing Date shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in the corresponding periods in prior years).
(c)There are no Liens for Taxes on any Asset of the Company other than Permitted Liens.

(d)The Company has not agreed, and will not be required, to make any adjustment for any period after the Agreement Date pursuant to Section 481(a) of the Code by reason of any change in any accounting method or use of an improper accounting method prior to the Closing Date. The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for a taxable period or portion thereof ending after the Closing Date as a result of: (i) an installment sale or open transaction occurring on or prior to the Closing Date, (ii) a prepaid amount received or other taxable income economically realized on or before the Closing Date, (iii) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign law entered into on or prior to the Closing Date, or (iv) any election under Section 108(i) of the Code made on or prior to the Closing Date.
(e)The Company is not party to any written agreement with any third party relating to allocating or sharing the payment of, or liability for, Taxes (other than pursuant to a Commercial Contract). The Company does not have any liability for the Taxes of any third party under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign applicable Law), as a transferee or successor, by Contract or operation of Law.

(f)The Company has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary return under state, local or foreign applicable Law, other than a group the common parent of which is the Company.

(g)The Company has not participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h)The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two year period ending on the Closing Date.

(i)The Company is not, and has not been, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)The Company has made available to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending on or after December 31, 2015.

(k)Section 2.15(m) of the Disclosure Schedule sets forth: (i) the taxable years of the Company as to which the applicable statute of limitation on the assessment and collection of Taxes have not expired, (ii) those years for which examinations by the taxing authorities have been completed, and (iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(l)The Company does not have a “permanent establishment” (within the meaning of any applicable Tax treaty) or otherwise have an office or fixed place of business in any country outside the United States of America.

2.16    Employee Benefit Plans.

(a)    Schedule. Section 2.16(a) of the Disclosure Schedule sets forth a list as of the Agreement Date of each material Company Employee Plan (except for (i) individual Company Option agreements, and (ii) only standard form(s) are listed for contracts that provide for employment or consulting services that are terminable “at will” and that are without severance or change of control pay or benefits and which do not materially deviate from such form). The Company has no commitments to establish any new Company Employee Plan, to materially modify any Company Employee Plan except to the extent required by Law, to the extent adopted or modified without material increase in expenses to the Company and in the ordinary course consistent with past practice, or to conform any such Company Employee Plan to the requirements of any applicable Law or as required by this Agreement).

(b)    Documents. The Company has provided or made available to Parent correct and complete copies of: (i) all material documents (or for Company Employee Plans not reduced to writing, a written summary) embodying each material Company Employee Plan including, without limitation, all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, if applicable; (vii) all material correspondence to or from any Governmental Entity in the last three (3) years relating to any Company Employee Plan; and (viii) the most recent completed plan years discrimination tests for each Pension Plan for which such test is required.

(c)    Compliance. In all material respects, each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, Orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, to the Company’s knowledge there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan that would reasonably be expected to result in any material liability. There are no current material Actions pending, or, to the knowledge of the Company, threatened in writing (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no material audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened in writing by any Governmental Entity with respect to any Company Employee Plan.

(d)    No Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to or incurred any liability with respect to, any: (i) employee pension benefit plan within the meaning of Section 3(2) of ERISA (each, a “Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code; (ii) Multiemployer Plan; (iii) “multiple employer plan” as defined in ERISA or the Code; or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(e)    No Post-Employment Obligations. Except as set forth in Section 2.16(e) of the Disclosure Schedule, no Company Employee Plan provides, or reflects or represents any liability to provide post-termination or retiree medical insurance or life insurance to any person for any reason, except as may be required by COBRA or any other similar and applicable state Law.

(f)    Effect of Transaction.

(i)    Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(ii)    No payment or benefit that will or may be made by the Company (or Parent if required under this Agreement) with respect to any “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder and hereafter referred to as a “Disqualified Individual”) will be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no Contract, agreement, plan or arrangement to which the Company or any ERISA Affiliates is a party by which it is bound to compensate, indemnify, gross up or otherwise reimburse any Person for excise taxes paid pursuant to Section 4999 of the Code.

(g)    Section 409A; Company Options. Each Company Employee Plan has been maintained and operated in documentary and operational compliance in all materials respects with Section 409A of the Code or an available exemption therefrom. There is no Contract, agreement, plan or arrangement to which the Company or any ERISA Affiliates is a party by which it is bound to compensate, indemnify, gross up or otherwise reimburse any Person for excise taxes paid pursuant to Section 409A of the Code. Each Company Option was granted in compliance, in all material respects, with all applicable Laws and all of the terms and conditions of the Company Incentive Plan pursuant to which it was issued. The terms of the Company Incentive Plan permit the treatment of the Company Options set forth in Section 1.8 of this Agreement. As of the Effective Time, the Company will have taken all actions required in order to effect the transactions set forth in Section 1.8(a) of this Agreement, and the cancellation and conversion of the Company Options described in Section 1.8(a) of this Agreement shall be effective and permitted by the instruments governing the Company Options. Each Company Option was granted with an exercise price per share equal to or greater than the fair market value of the underlying shares on the date of grant and has a grant date identical to the date on which the board of directors of the Company or authorized compensation committee thereof actually awarded the Company Option. Each Company Option qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and the Company’s financial statements, respectively, and does not trigger any liability for the Company Optionholder under Section 409A of the Code. The Company has heretofore provided or made available to Parent true and complete copies of the standard form of option agreement and any stock option agreements that differ from such standard form.

(h)    Employment Matters. The Company is in compliance in all material respects with all applicable foreign, federal, state and local Laws, and collective bargaining agreements and arrangements respecting employment, employment practices, terms and conditions of employment, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, and wages and hours.

(i)    Labor. The Company is not a party to any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is currently being negotiated by the Company. There is no labor dispute, strike or work stoppage against the Company pending or, to the knowledge of the Company, threatened in writing which may materially interfere with the respective business activities of the Company. To the knowledge of the Company, neither the Company nor any of its representatives or Employees has committed any material unfair labor practice in connection with the operation of the respective businesses of the Company. There are no material actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened in writing, relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. To the knowledge of the Company, the Company has not engaged in any material unfair labor practices within the meaning of the National Labor Relations Act.

(j)    Classification. Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Company Employee Plan. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects.

(k)    Section 2.16(k) of the Disclosure Schedule contains a list of all persons who are employees, independent contractors or consultants of the Company as of the Agreement Date. For each such individual, the Company has made available to Parent the following: (i) name, (ii) title or position, (iii) current annual base compensation rate or contract fee and (iv) target and actual bonus, commission or other incentive-based compensation. As of the Agreement Date, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to employees or other service providers of the Company, have been paid in full (or accrued in full in accordance with GAAP).

2.17    Insurance. Section 2.17 of the Disclosure Schedule sets forth a list of all current policies, or binders, of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and in effect as of the Agreement Date or under which the Company is a beneficiary of coverage (collectively, the “Insurance Policies”). Each of the Insurance Policies identified in Section 2.17 of the Disclosure Schedule is in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement, all premiums due and payable under all such Insurance Policies have been paid, and the Company is not in default with respect to its obligations thereunder and is otherwise in compliance in all material respects with the terms of such Insurance Policies. There are no pending claims under any such Insurance Policies. Since December 31, 2012, neither the Company nor any of its Affiliates has made any material claim under any such Insurance Policies as to which coverage has been denied or disputed in writing by the applicable insurer or in respect of which there is an outstanding reservation of rights. The Company has no knowledge of any threatened termination of, or premium increase with respect to, any such Insurance Policy, except in accordance with the terms thereof. The Insurance Policies are of the type and in the amounts customarily carried by Persons conduct a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

2.18    Compliance With Laws; Permits.

(a)    Compliance. The Company is not and, since December 31, 2012, has not been in any material respect in conflict with, or in default or in violation of, any applicable Laws. There is no judgment, injunction, Order or decree binding upon the Company which has or would reasonably be expected to have the effect of prohibiting or materially impairing the Current Company Business. Since December 31, 2012, the Company has not received any written notice from any third party that the Company is or may be in violation of, or has failed to comply in any material respect with, any applicable Law. There is no investigation or Action pending, or to the Company’s knowledge, threatened by a Governmental Entity against the Company.

(b)    Permits. Section 2.18(b) sets forth a list of all permits, licenses, certificates, variances, clearances, consents, registrations, immunities, listings, exemptions, approvals and other authorizations from Governmental Entities owned, held or possessed by the Company that are necessary to operate and use its properties and the Assets and to carry on and conduct the Current Company Business (collectively, the “Company Permits”). Each Company Permit is valid, subsisting and in full force and effect and no suspension, expiration, or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. The Company and the Current Company Business are in compliance in all material respects with the terms of the Company Permits and since December 31, 2012, neither the Company or the Current Company Business has been in material violation under any such Company Permit and, to the knowledge of the Company, no event has occurred which would constitute a default or violation of any material term or conditions of any Company Permit.

2.19    Customers and Suppliers. Section 2.19 of the Disclosure Schedule sets forth a list of the top ten (10) customers of the Company by volume of sales to such customers, and Section 2.19 of the Disclosure Schedule sets forth a list of the top ten (10) suppliers of the Company by dollar value of net purchases from such suppliers, for each of the fiscal year ended December 31, 2016, December 31, 2017, and up through the Company Balance Sheet Date. The Company has not received any written notice or, to the knowledge of the Company, oral notice (i) from any of the customers listed on Section 2.19 of the Disclosure Schedule that any such customer will stop, or change the payment or price terms with respect to, buying products from the Company, or (ii) from any of the suppliers listed on Section 2.19 of the Disclosure Schedule that any such supplier will stop, or change the payment or price terms with respect to, supplying products or services to the Company.

2.20    Product Liability. To the knowledge of the Company, (a) there are no defects in design, construction or manufacture of any products which would adversely affect performance or create an unusual risk of injury to persons or property and (b) there are no citations, decisions, adjudications or written statements by any Governmental Entity or consent decrees or other Orders stating or alleging that any product is defective or unsafe or fails to meet any standards promulgated by any such Governmental Entity. Except as set forth in Section 2.20, since December 31, 2012, none of the products has been the subject of any replacement, field fix or retrofit, modification or recall campaign by the Company, except in the ordinary course of business consistent with past practice and, to the knowledge of the Company, no facts or conditions related to any product exist which could reasonably be expected to result in such a campaign.

2.21    Product Warranty. Section 2.21 of the Disclosure Schedule sets forth the standard terms and conditions of sale or lease of the products and all forms of guaranty, warranty, right of return, right of credit or other indemnity that legally bind the Company in connection with any products that has not yet expired. No product is subject to any term and conditions, guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Section 2.21 of the Disclosure Schedule. Each product manufactured, distributed, marketed or sold by the Company since December 31, 2013, has been in conformity in all material respects with all applicable Laws, contractual commitments and express and implied warranties (including in conformity with all advertisements, commercials, promotional materials and public statements regarding such products).

2.22    Related Party Transactions. No executive officer or director of the Company or any person owning 5% or more of the Company Capital Stock (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of the Assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

2.23    Trade Control Laws. Neither the Company nor any of its respective officers, directors or employees, nor to the knowledge of the Company, any agent or other third party representative acting on behalf of the Company, is currently, or has been since December 31, 2012: (a) a Sanctioned Person, (b) organized or resident in a Sanctioned Country, (c) engaged in any dealings or transactions, directly or indirectly, with any Sanctioned Person or in or with any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or applicable export-import Laws, or (d) otherwise in violation of applicable Sanctions Laws, applicable export-import Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s IRS.

2.24    Anti-Corruption Laws. Neither the Company nor any director, officer, agent, employee or Affiliate or any other Person acting on behalf of the Company has (a) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 (the “FCPA”) or the U.S. Anti-Kickback Statute (42 USC § 1320a-7b(b)) or any other similar Law; (b) taken any unlawful action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA); (c) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person, private or public, regardless of what form, whether in money, property, or services; or (d) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity. Since December 31, 2012, the Company has instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with applicable anti-corruption laws and with the representations and warranties contained herein. The Company is in material compliance with the applicable “sunshine provisions” of the Patient Protection and Affordable Health Care Act, and with applicable, territorial equivalent payment transparency Laws issued, enacted or promulgated by any Governmental Entity.

2.25    Inventories. All inventory of the Company are of a quality and quantity usable and, with respect to finished goods, salable in the ordinary course of business. None of such inventory is slow-moving, obsolete, damaged, defective or of below-standard quality, other than that which has been written off or written down to net realizable value on the Company Balance Sheet or the accounting records of the Company as of the Closing Date in accordance with GAAP. All inventory of the Company is held by the Company free and clear of all Liens and no inventory is held on a consignment basis. Except as set forth on Section 2.25 of the Disclosure Schedule, all inventory of the Company is maintained at the facilities of the Company and the quantities of each item of inventory (whether raw material, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

2.26    Accounts Receivable; Accounts Payable; Bank Accounts.

(a)    Section 3.14 [Accounts Receivable. The accounts receivable reflected on the Company Balance Sheet and the accounts receivable arising after the Company Balance Sheet Date (i) have arisen from bona fide transactions entered into by the Company involving the actual sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (ii) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (iii) subject to a reserve for bad debts shown on the Company Balance Sheet or, with respect to accounts receivable arising after the Company Balance Sheet Date, on the accounting records of the Company, are collectible in full within 180 days after billing. The reserve for bad debts shown on the Company Balance Sheet or, with respect to accounts receivable arising after the Company Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied.

(b)    Since the Company Balance Sheet Date, the Company has satisfied, paid and discharged all of its accounts payable and other Current Liabilities in a timely manner and in accordance with their respective terms of payment, except (i) for current accounts payable which are not yet delinquent and are properly accounted for in the Company Financial Statements in accordance with GAAP, consistently applied and (ii) accounts payable that are the subject of any bona fide dispute. Any and all such bona fide disputes that are currently unresolved are described on Section 2.26(b) of the Disclosure Schedule.

(c)    Section 2.26(c) of the Disclosure Schedule sets forth a list of the names and addresses of all banks and financial institutions in which the Company has an account, deposit, safe-deposit box, line of credit or other loan facility or relationship, or lock box or other arrangement for the collection of accounts receivable, with the names of all Persons authorized to draw or borrow thereon or to obtain access thereto.

2.27    Compliance with Privacy Laws.

(a)    The collection, use and retention of the Personal Information by the Company, and the transfer of the Personal Information by the Company to Parent as a result of the Merger comply with all Privacy Laws and are consistent with the Company’s own privacy policies. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any Personal Information, the Company is and, since December 31, 2012, has been in compliance, in all material respects, with all applicable Privacy Laws and the requirements of any Contract or codes of conduct to which the Company is subject or a party. Since December 31, 2012 Company has used commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company is and, since December 31, 2012, has been in compliance, in all material respects, with all Laws relating to data loss, theft and breach of security notification obligations.

(b)    There are no Actions pending, ongoing, or to the knowledge of the Company, threatened with respect to the Company’s collection, use, disclosure or retention of the Personal Information.

(c)    No decision, judgment or Order, whether statutory or otherwise, is pending or has been made, and no notice has been given pursuant to any Privacy Laws, requiring the Company to take (or refrain from taking) any action with respect to the Personal Information.

2.28    Books and Records. Section 3.23 Books and Records. The minute books and stock record books of the Company, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices. The minute book of the Company contains accurate and complete records of all meetings, and actions taken by written consent of, the Company Stockholders, board of directors or equivalent body, committees of such board of directors or equivalent body, and no meeting, or action taken by written consent, of any such Company Stockholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Surviving Corporation.

2.29    Takeover Statutes. The board of directors of the Company has taken all actions necessary so that the restrictions on take-over bids, share acquisitions, business combinations and stockholder vote requirements contained in Section 203 of Delaware Law and any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations that are or may purport to be applicable (“Takeover Statutes”) will not apply with respect to or as a result of the Merger or the other transactions contemplated by this Agreement.

2.30    Brokers’ and Finders’ Fee. No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from the Company in connection with the Merger, this Agreement or any transaction contemplated hereby.

2.31    Full Disclosure. Section 3.26 [Full Disclosure. No representation or warranty by the Company in this Agreement or any Ancillary Document to which the Company is a party and no statement contained in the Disclosure Schedule or any certificate furnished or to be furnished by the Company to Parent as required pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub represent and warrant to the Company as set forth in this Article III:

3.1    Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing, if applicable, under the applicable Laws of the state of Utah.
3.2    Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other authorization or consent of Parent, Merger Sub or their respective stockholders is necessary. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming this Agreement constitutes the valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

3.3    Noncontravention. Neither the execution and delivery by Parent and Merger Sub of this Agreement, nor the consummation by Parent or Merger Sub of any of the transactions contemplated hereby, will:
(a)    conflict with or violate any provision of the Certificate of Incorporation or bylaws of Parent or the Certificate of Incorporation or bylaws of Merger Sub;
(b)    require on the part of Parent or Merger Sub any registration, declaration or filing with, or any permit, Order, authorization, consent or approval of, any Governmental Entity, except for (i) compliance with the applicable requirements of the HSR Act and foreign antitrust or trade regulation applicable Laws, (ii) compliance with reporting under the Securities and Exchange Act of 1934, as amended, and (iii) any registration, declaration, filing, permit, Order, authorization, consent or approval which if not made or obtained would not reasonably be expected to result in a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger;
(c)    conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound, except for that which would not reasonably be expected to result in a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger;
(d)    violate any Order, writ, injunction or decree applicable to Parent or Merger Sub or any of their respective material Assets, except for any violation that would not reasonably be expected to result in a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger; or
(e)    violate any applicable Law applicable to Parent or Merger Sub or any of their respective material Assets, except for any violation that would not reasonably be expected to result in a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger.
3.4    Litigation. There are no Actions pending or, to the knowledge of Parent, threatened against Parent or the Merger Sub before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which would reasonably be expected to have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or any of the other transactions contemplated hereby.
3.5    Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
3.6    Adequacy of Funds. Parent has as of the Agreement Date, and as of the Effective Time will have, adequate financial resources, or financial resources under an existing revolving line of credit, to satisfy its monetary and other obligations under this Agreement at Closing.
3.7    Brokers’ and Finders’ Fee. Except for Piper Jaffray & Co. and Raymond James and Associates, Inc. (whose fees and expenses in connection with the transactions contemplated by this Agreement will be paid by Parent), no broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from Parent or any of its Affiliates in connection with the Merger, this Agreement or any transaction contemplated hereby.

3.8    Exclusivity of Company Representations and Warranties; Forward-Looking Information.
(a)    The representations and warranties of the Company and the Company Stakeholders set forth in this Agreement, any Ancillary Document to which the Company or any Company Stakeholder is a party, and any certificate or instrument of the Company or any Company Stakeholder as required to be delivered hereunder constitute the sole and exclusive representations and warranties of the Company or any of its Affiliates, or such Company Stakeholder, as applicable, or its or their officers, directors, employees or equityholders in connection with the transactions contemplated hereunder, and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company, and neither Parent nor Merger Sub is relying or has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement or in connection with the transactions contemplated hereby, express or implied, except for the representations and warranties of the Company and the Company Stakeholders set forth in this Agreement, any Ancillary Document to which the Company or a Company Stakeholder is a party, and any certificate or instrument of the Company as required to be delivered hereunder.
(b)    In connection with the due diligence investigation of the Company by Parent and its representatives, Parent and its representatives have received and may continue to receive after the Agreement Date from the Company and its representatives certain estimates, projections, forecasts, and other forward-looking information (collectively, “Company Projections”). Parent hereby acknowledges that neither the Company nor any of its representatives has made or is making any express or implied representation or warranty with respect to any Company Projections.
ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1    Conduct of Business of the Company. During the period from the Agreement Date through the earlier of (x) the termination of this Agreement in accordance with its terms and (y) the Effective Time (the “Pre-Closing Period”), except (i) as set forth in Section 4.1 of the Disclosure Schedule, (ii) as expressly permitted under this Agreement, (iii) as required by applicable Law, or (iv) as consented to in writing by Parent, (A) the Company shall use its commercially reasonable efforts to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with applicable Law, pay its debts and Taxes when due (subject to good faith disputes regarding such debts and Taxes) and pay or perform other material obligations when due, (B) the Company shall use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company, and (C) the Company shall not:

(a)    amend or make any changes to the Company Organizational Documents;

(b)    merge or consolidate with any other Person or acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, any business or any corporation, partnership, association or other business organization or division thereof;

(c)    (i) split, combine, reclassify, purchase, redeem or otherwise acquire any shares of Company Capital Stock, except in connection with the Company Incentive Plan, (ii) enter into any agreement with respect to voting of any of the Company Capital Stock, or (iii) declare, set aside or pay any non-cash dividend or other non-cash distribution in respect of the Company Capital Stock;

(d)    declare, set aside or pay any dividend or other distribution, payable in cash, stock, property or otherwise, in respect of the Company Capital Stock;

(e)    purchase, redeem or otherwise acquire, except in connection with the Company Incentive Plan, any shares of Company Capital Stock or any securities convertible or exchangeable or exercisable for any shares of Company Capital Stock;

(f)    transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any material (either individual or in the aggregate) Asset, except for (i) the incurrence of Permitted Liens and (ii) the disposition of inventory in the ordinary course of business consistent with past practice;

(g)    create, incur or assume, or agree to create, incur or assume, any Indebtedness or issue any debt securities or warrants or other rights to acquire debt securities of the Company or assume, guarantee or endorse, as an accommodation or otherwise, the obligations of any other Person for Indebtedness or capital obligations, in the case of any of the foregoing;

(h)    issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class, except that the Company may (i) issue shares of Company Capital Stock upon the exercise of Company Options in accordance with their terms as of the Agreement Date, and (ii) issue shares of Company Common Stock upon conversion of Company Preferred Stock;

(i)    purchase or otherwise acquire any assets or make or agree to make any capital expenditures, in each case that are in excess of $50,000 in any calendar month;

(j)    make any material change in accounting methods, policies or procedures, except as required by GAAP or by applicable Law or a Governmental Entity;

(k)    revalue any of its material Assets except as required by GAAP;

(l)    enter into, modify, amend or terminate, or waive under (i) any Material Contract; or (ii) any IP License pursuant to which the Company, or any other party thereto has, or will have, material continuing obligations, rights or interests, in each case outside the ordinary course of business;

(m)    make any loan, advance, capital contribution to, or investment in, any Person, other than loans, advances or capital contributions to, or investments in the ordinary course of business consistent with past practice and routine business expense advances to employees of the Company;

(n)    (i) grant, extend, amend (except as required in the diligent prosecution of the Company Intellectual Property Rights), waive or modify the Company’s rights in or to any Company Intellectual Property Rights or material Licensed Intellectual Property Rights, (ii) fail to diligently prosecute any material Company Intellectual Property Rights in the U.S. or in any non-U.S. jurisdiction material to the Company’s business, or (iii) fail to exercise a right of renewal or extension under or with respect to any material Company Intellectual Property Rights or material Licensed Intellectual Property Rights;

(o)    (i) adopt, establish, terminate or amend any Company Employee Plan, collective bargaining agreement, severance agreement or similar Contract, or any other employee benefit, plan, program or arrangements sponsored or maintained by the Company or any of its Affiliates (other than offer letters and letter agreements entered into, in the ordinary course of business and consistent with past practice, with newly hired employees who are terminable “at will”), (ii) institute any increase in any compensation or benefits provided pursuant to any Company Employee Plan other than in the ordinary course of business and consistent with past practice, (iii) pay any special bonus or special remuneration (cash, equity or otherwise) to any Employee (including rights to severance or indemnification), except pursuant to agreements outstanding as of the Agreement Date (to the extent payments under such agreements are within the ordinary course of business and consistent with past practice) and except for Change of Control Payments which are paid in connection with the Closing, and (iv) increase the fees or bonus opportunity of any consultant or contractor of the Company other than in the ordinary course of business and consistent with past practice;

(p)    hire or terminate the service of any Employee (other than (i) hires to fill vacancies, or (ii) any terminations for “cause”) or grant any increases in compensation, perquisites or benefits to current Employees, other than annual increases in base salary to nonexecutive Employees in the ordinary course of business to the extent consistent with past practice of the Company;

(q)    grant any material severance or termination pay (cash, equity or otherwise) to any Employee, except pursuant to written agreements outstanding, or policies existing, on the Agreement Date, or adopt any new severance plan, or amend or modify or alter in any material respect any severance plan, agreement or arrangement existing on the Agreement Date;

(r)    make, change or rescind any Tax election, settle or compromise any Action or liability relating to Taxes, enter into any Tax allocation, sharing, indemnity Contract (other than a Commercial Contract), surrender or compromise any right to claim a Tax refund, adopt or change any Tax accounting method, change an annual accounting period, amend any Tax Return, enter into any closing agreement relating to any material Tax, surrender any right to claim a refund of Taxes, or consent to or request any extension or waiver of the statute of limitations period applicable to the payment of any Taxes, initiate any voluntary disclosure, Tax amnesty filing or other Action relating to Taxes, or fail to pay any taxes as they became due and payable;

(s)    cancel, compromise, release or waive any pending or threatened Action, suit or proceeding or other claims or rights with a value exceeding $50,000 per claim or $150,000 in the aggregate, or otherwise outside the ordinary course of business;

(t)    voluntarily recognize or promise neutrality to a labor organization, except pursuant to Law;

(u)    make any material change to its policies or practices regarding the extension or customer credit, sales of the Company’s products, collection of accounts receivable or payment of accounts payable;

(v)    make any material change in the Current Company Business; or

(w)    authorize or enter into any Contract or agreement to do any of the foregoing.

4.2    Consent Procedures. If the Company desires to take an action which would be prohibited pursuant to Section 4.1 without the prior written consent of Parent, prior to taking such action the Company may request such written consent by sending an email or facsimile to the following individual:

Brian G. Lloyd
Email: Brian.Lloyd@merit.com
Facsimile: (801) 208-4238
If Parent fails to respond to a request from the Company for consent pursuant to this Section 4.2 within five (5) Business Days of the delivery of the email or facsimile contemplated above, such consent shall be deemed not to be given by Parent.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1    Confidentiality; Access.

(a)    The parties acknowledge that the Company and Parent (or one of Parent’s Affiliates) have previously executed that certain confidential disclosure agreement, dated October 30, 2017 (as amended, the “Confidentiality Agreement”). Except as may be required by applicable Law or any listing agreement with any applicable national securities exchange or pursuant to the terms and provisions of the Confidentiality Agreement, the parties will hold any information which is non-public in confidence in accordance with the terms of the Confidentiality Agreement and, in the event this Agreement is terminated for any reason, the parties shall promptly return or destroy such information in accordance with the Confidentiality Agreement.

(b)    Subject to applicable Law and upon reasonable notice, the Company shall afford Parent and its employees, attorneys, accountants, consultants and other representatives reasonable access, during normal business hours during the Pre-Closing Period, to its properties, books, contracts and records and appropriate individuals as Parent may reasonably request (including employees, attorneys, accountants, consultants and other professionals), and during such period, the Company shall furnish promptly to Parent such information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that (i) any applicable Law requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information to Parent, or (ii) such access would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information. In addition, any information obtained from the Company pursuant to the access contemplated by this Section 5.1(b) shall be subject to the Confidentiality Agreement. Any access to any of the Company’s facilities shall be subject to the Company’s reasonable security measures and insurance requirements. Notwithstanding anything the foregoing, any access to any Company offices shall be subject to the Company’s reasonable security measures and insurance requirements and the requirements of the applicable Leases and shall not include the right to perform any invasive testing or soil, air and groundwater sampling, including, any Phase I or Phase II environmental assessment.

5.2    Public Disclosure. Neither the Company nor Parent shall issue any press release or make any similar public statement, announcement or disclosure relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that Parent may issue any press release, make any public announcement or file any documents, report or application with any Governmental Entity or other Person, in each case, as and to the extent required (as determined in the reasonably discretion of Parent or its legal counsel) under applicable Law (except that, with respect to any such press release, public announcement, or filing prior to the Effective Time, Parent will provide the Company with a reasonable opportunity to review and suggest comments (which comments may be accepted or rejected in Parent’s sole discretion) on such press release, public announcement, or filing).

5.3    Regulatory Approval; Commercially Reasonable Efforts.

(a)    Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use commercially reasonable efforts to comply with, and shall each refrain from willfully taking any action with the intent to impede compliance with, applicable Laws, and within ten (10) days of the Agreement Date, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents required by any Governmental Entity in connection with the Merger and the other transactions contemplated hereby, including, without limitation, (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act (the “HSR Filings”) and such initial filings from Parent and the Company shall request early termination of any applicable waiting period under the HSR Act, (ii) any other filing necessary to obtain any Necessary Consent, (iii) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iv) any filings required under the Securities Act, the Securities Exchange Act of 1934, as amended, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other applicable Law relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.3(a) to comply in all material respects with all applicable Law.

(b)    Exchange of Information. Except where prohibited by applicable Law relating to the exchange of information, and subject to the Confidentiality Agreement, Parent, Merger Sub and the Company shall have the right to review in advance, and, to the extent reasonably practicable, each shall consult the other on, all information relating to the other and each of their respective Affiliates that appears in any HSR Filings made with, or written materials submitted to, any Governmental Entity in connection herewith; provided that materials may be redacted: (i) to remove references concerning the valuation of the Company or other confidential information not related exclusively to the Company, (ii) as necessary to comply with contractual arrangements, (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, and (iv) as necessary to comply with applicable Laws.

(c)    Commercially Reasonable Efforts. Without limiting the generality of undertakings of each party hereto pursuant to this Section 5.3, each of Parent, Merger Sub, and the Company shall, and shall cause each of its Affiliates to, use its commercially reasonable efforts to: (i) respond to any inquiries by any Governmental Entity regarding antitrust or other matters with respect to the transactions contemplated by this Agreement and the Ancillary Documents, (ii) avoid the entry or enactment of any permanent, preliminary or temporary Order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Agreement and the Ancillary Documents and (iii) in the event that any permanent, preliminary or temporary Order is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any Action of any kind that would make consummation of the transactions contemplated by this Agreement and the Ancillary Documents unlawful or that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened Order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement and the Ancillary Documents.

(d)    No Additional Obligations. Notwithstanding the foregoing, nothing in this Section 5.3 or Section 5.15(b) shall require, or shall be construed to require, Parent or any of its Affiliates to (or to agree to): (i) sell, license or otherwise dispose of, or hold separate or agree to sell, license or otherwise dispose of, any asset, category of assets or business, (ii) terminate any existing relationship, contractual right or obligation, (iii) terminate any venture or other arrangement, (iv) create any relationship, contractual right or obligation or (v) effectuate any divestiture, or other structural or conduct modification, in each case relating to the business of Parent or its Affiliates (including after the Closing, any of the Assets), (vi) accept any condition relating to, or change or restriction in, the operation of Parent’s business, assets or interests, or (vii) materially modify or waive any term or condition set forth in this Agreement or the Ancillary Documents.

(e)    Notification. Subject to applicable Law, each of Parent, Merger Sub, and the Company shall promptly notify the other parties hereto of any communication it or any of its Affiliates receives from any Governmental Entity relating to the transactions contemplated by this Agreement and the Ancillary Documents (but, for the avoidance of doubt, not including any interactions between Parent or the Company with Governmental Entities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) and permit the other parties hereto to review in advance (and to consider any comments made by the other party in relation to) any proposed communication by such party to any Governmental Entity relating to such matters. Neither Parent, Merger Sub, the Company nor its Affiliates shall participate in or agree to participate in any substantive meeting, appearance, telephone call or discussion with any Governmental Entity in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to such matters unless it consults with the other parties hereto in advance and, to the extent permitted by such Governmental Entity, gives such other party the opportunity to attend and participate in such meeting, appearance, telephone call or discussion. Each of Parent, Merger Sub, and the Company will provide the outside legal counsel for the other parties hereto with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to the transactions contemplated by this Agreement and the Ancillary Documents; provided that materials may be redacted (i) to remove references concerning the valuation of the Company or other confidential information not related exclusively to the Company, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(f)    Filing Fees. All filing and other fees required under the HSR Act (the “HSR Fees”) shall be shared equally by Parent, on the one hand, and the Company Securityholders (with the Company Securityholders’ portion of the HSR Fees being satisfied through such portion constituting a “Transaction Expense” as set forth therein).

5.4    Employees.

(a)    For each Continuing Employee, for one year following the Effective Time, Parent, in its sole discretion, will either (a) continue (or cause the Surviving Corporation to continue) to maintain the Company Employee Plans on substantially the same terms as in effect immediately prior to the Agreement Date, or (b) arrange for each participant (including, without limitation, all dependents) in the Company Employee plans (the “Company Participants”) to participate in substantially similar plans or arrangements, as determined on a plan-by-plan basis or an arrangement-for-arrangement basis of Parent or its applicable Subsidiary (“Parent Plans”), or (c) a combination of clauses (a) and (b) so that each Company Participant shall have compensation and benefits, as determined on a plan-by-plan basis based upon Company Employee Plans or an arrangement-for-arrangement basis, at least equivalent to the compensation and benefits provided to each Company Participant under the Company Employee Plans prior to the Agreement Date. To the extent Parent elects to have Company Participants participate in the Parent Plans following the Closing Date, to the extent permissible under applicable Law and the Parent Plans, (i) each Company Participant will receive credit for purposes of eligibility to participate and vesting under such Parent Plans for years of service with the Company (or any of its predecessors) prior to the Closing Date, and (ii) Parent will cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Plans that are group health plans in which such Company Participant will participate to be waived with respect to the plan year in which the Effective Time occurs and will provide credit for any co-payments and deductibles prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans with respect to the plan year in which the Effective Time occurs that may apply after the Effective Time. To the extent permissible under applicable Law and the Parent Plans, all vacation accrued by Continuing Employees under the vacation policies of the Company or predecessors shall be carried over by Parent and shall be permitted to be maintained up to the levels permitted under the applicable policy of the Company or its predecessors and shall not be subject to accrual limits or other forfeiture and shall not limit future accruals; provided, however, the foregoing shall not require Parent to permit any vacation accrual to extend past the last day of the plan year in which the Effective Time occurs. In each case, base salary and bonus or commission opportunity targets and structure as of immediately prior to the Effective Time shall not be decreased for a period of one year following the Effective Time for any Continuing Employee who continues to be employed by Parent, the Surviving Corporation or their respective Subsidiaries during that period. Nothing in this Section 5.4(a) shall limit the right of Parent or the Surviving Corporation to terminate the employment of any Continuing Employee.

(b)    Termination of 401(k) Plan. If Parent provides written notice to the Company at least ten (10) days prior to the Closing Date, then effective no later than the day immediately preceding the Closing Date, the Company shall terminate any and all plans intended to include a Code Section 401(k) cash or deferral arrangement. If Parent provides such written notice to the Company, then no later than two (2) days prior to the Closing Date, the Company shall provide Parent with reasonable evidence that such 401(k) plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Company’s board of directors.

(c)    No Beneficiaries. Nothing in this Section 5.4 express or implied, (i) is intended to or shall confer upon any Person and their respective successors or assigns, including any current or former Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) shall establish or constitute an amendment, termination or modification of, or an undertaking to establish, amend, terminate or modify, any benefit plan, program, agreement or arrangement, (iii) shall alter or limit the ability of Parent or any of its Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (iv) shall create any obligation on the part of Parent or its Subsidiaries to employ or engage any Employee for any period following the Effective Time.

5.5    FIRPTA Matters. At the Closing, the Company shall deliver to Parent: (a) a statement conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3); and (b) the notification to the IRS required under Treasury Regulations Section 1.897‑2(h)(2).

5.6    Indemnification of Officers and Directors of the Company.

(a)    For six years after the Effective Time, the Surviving Corporation will fulfill and honor in all respects the obligations of the Company, in any case as in effect on the Agreement Date and subject to any limitations of applicable Law or set forth in any Company Indemnification Provisions, pursuant to the indemnification provisions of the Company Organizational Documents and pursuant to any indemnification agreements delivered to Merger Sub prior to the Effective Time, if any (collectively, the “Company Indemnification Provisions”) among the Company and the current and former directors and officers of the Company (the “D&O Indemnified Parties”), with respect to claims arising out of matters existing or occurring at or prior to the Effective Time which are asserted after the Effective Time. Any claims for indemnification made under this Section 5.6 on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the resolution thereof.

(b)    In connection with the Closing, the Company shall, at its own expense, purchase a six (6) year directors’ and officers’ “tail” insurance policy, in the coverage and amounts, and on the terms and conditions, of the current policies of directors’ and officers’ liability (and fiduciary) insurance maintained by or on behalf of the Company as of the Agreement Date (the “D&O Tail”), that provides coverage for acts or omissions of the D&O Indemnified Parties occurring at or prior to the Effective Time. The premium for the D&O Tail shall be paid at the Closing. From and after the Closing, the Surviving Corporation shall (and shall cause its Subsidiaries to) not cancel (or permit to be cancelled) or take (or cause to be taken) any action or omission that would reasonably be expected to result in the cancellation of the D&O Tail.

(c)    If the Surviving Corporation or any of their respective successors or assigns proposes to (i) consolidate with or merge into any other Person and the Surviving Corporation shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of the Surviving Corporation, as the case may be, shall, from and after the consummation of such transaction, honor the indemnification and other obligations set forth in this Section 5.6.

(d)    The provisions of this Section 5.6 shall survive the consummation of the Merger and the Effective Time and (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party, and his or her successors, heirs and representatives and shall be binding on all successors and assigns of the Surviving Corporation and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

5.7    Acquisition Proposals.

(a)    No Solicitation. The Company agrees that neither it nor any of its officers and directors shall, and that it shall cause its Employees, stockholders, agents and representatives (including any investment banker, attorney or accountant retained by it) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to, or the making, submission or announcement of, any offer or proposal for an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, any Acquisition Proposal; (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of these provisions; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any Contract, agreement or commitment contemplating any Acquisition Proposal or transaction contemplated thereby. The Company will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues or net income of the Company, or 50% or more of the aggregate equity interests of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of the aggregate equity interests of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the acquisition of 50% or more of the aggregate equity interests or assets of the Company, other than the transactions contemplated by this Agreement.

(b)    Notification of Unsolicited Acquisition Proposals. As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal, the Company shall, subject to any confidentiality obligations with the party existing as of September 1, 2018 making such request or inquiry, provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

5.8    Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate the effects of such statute or regulation on such transactions.

5.9    Stockholder Vote Concerning Code Section 280G. Prior to the Effective Time, the Company shall use reasonable efforts to: (a) seek a stockholder vote pursuant to the exemption contained in Section 280G(b)(5)(A)(ii) of the Code and the applicable regulations promulgated thereunder (the “280G Stockholder Vote”), and (b) cause, prior to the solicitation of any 280G Stockholder Vote, each Disqualified Individual to waive any of his or her payments in respect of the Merger that would not be deductible pursuant to Section 280G of the Code if the 280G Stockholder Vote fails the approval requirements set out in Section 280G(b)(5) of the Code.

5.10    Resignations. The Company shall deliver to Parent written resignations, effective as of the Effective Time, of the officers and directors of the Company, as set forth on Schedule 5.10, prior to the Closing.

5.11    Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement. Merger Sub shall not engage in any business which is not in connection with the merger with and into the Company pursuant to this Agreement.

5.12    Tax Matters.

(a)    Company Responsibility for Filing Tax Returns. The Company shall prepare and timely file or cause to be prepared and filed all Tax Returns related to the Company that are required to be filed prior to or on the Closing Date, and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). The Company shall prepare such Tax Returns in a manner consistent with its past practices, unless otherwise required by applicable Law.

(b)    Parent Responsibility for Filing Tax Returns. Parent shall prepare and file or cause to be prepared and filed all Tax Returns required to be filed by or with respect to the Company that are due after the Closing Date. With respect to any Tax Returns for any taxable period ending on or prior to the Closing Date (a “Pre-Closing Taxable Period”) and all Tax Returns for Pre-Closing Straddle Periods, Parent shall prepare such Tax Returns in a manner consistent with past practice of the Company, unless otherwise required by applicable Law. With respect to any such Tax Return that is an income or other material Tax Return, Parent shall (i) deliver a copy of such Tax Return to the Securityholders’ Representative for its review and comment not less than ten (10) Business Days prior to the date on which such income or other material Tax Return is due to be filed (taking into account any applicable extensions) and, (ii) Parent shall consider in good faith any changes reasonably requested by the Securityholders’ Representative. The preparation and filing of any Tax Return of the Company that is not for a Pre-Closing Taxable Period or Pre-Closing Straddle Period shall be exclusively within the control of Parent. Parent and the Company shall be entitled to reimbursement and indemnification pursuant to Article VIII and to deduct from the Escrow Funds and Earn-out Payments any Taxes due with respect to any such Tax Return that relate to Pre-Closing Taxable Periods or Pre-Closing Straddle Periods, but only to the extent such Taxes due were not taken into account as liabilities in computing the Closing Working Capital or as Transaction Expenses.

(c)    Cooperation on Tax Matters. Parent, the Company and the Securityholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.12 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and the making available of employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Company, and the Securityholders’ Representative agree (i) to retain all financial books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Securityholders’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such financial books and records and, if the other party so requests, the Company or the Securityholders’ Representative, as the case may be, shall allow the other party to take possession of such financial books and records. Parent shall not, and shall not cause or permit the Surviving Corporation to, (i) make any Tax election that has any retroactive effect on any taxable period (or portion thereof) ending on or prior to the Closing Date without the prior written consent of the Securityholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) amend or cause to be amended any Tax Return of the Company or Subsidiary of the Company for any taxable period (or portion thereof) ending on or prior to the Closing Date without the prior written consent of the Securityholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), or (iii) initiate discussions or examinations with a Tax authority or make any voluntary disclosures with respect to Taxes, or (iv) extend or waive any statute of limitations with respect to income Taxes or income Tax Returns of the Company, in each case, unless the foregoing unless such election or amendment would not increase the Company Securityholders’ liability pursuant to this Agreement.

(d)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne equally by Parent and the Company Securityholders. Parent shall prepare and file or cause to be prepared and filed all Tax Returns with respect to such Transfer Taxes and shall pay such Transfer Taxes in the time and manner prescribed by Law (with a portion reimbursed by the Company Securityholders). The parties shall use commercially reasonable efforts to reduce any Transfer Taxes to the extent permitted by applicable Law.

(e)    Tax Refunds. Provided that the related Taxes either have been paid by the Company on or prior to the Closing Date, or have been indemnified pursuant to Article VIII, any refunds of such Taxes or credits for overpayment of such Taxes that are actually received in cash, or actually reduce the cash Taxes required to be paid, by Parent, the Company, or the Surviving Corporation or any of their Subsidiaries shall be for the account of the Company Stakeholders. Parent will, and will cause the Surviving Corporation or any of its Affiliates to, take all commercially reasonable actions to obtain such refunds and credits, and shall pay over to the Company Stakeholders any such refund or the amount of any such credit (net of any income Taxes of the Company, Parent or any of its Subsidiaries attributable to such refund or credit) within ten (10) Business Days after receipt.

(f)    Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins on or before and ends after the Closing Date, the portion of any such Taxes that are treated as Taxes of the Company for the portion of such taxable period ending on and including the Closing Date (each such period, a “Pre-Closing Straddle Period”) for purposes of this Agreement shall be: (i) in the case of Taxes (A) based upon, or related to, income, receipts, profits, wages, capital or net worth, (B) imposed in connection with the sale, transfer or assignment of property, or (C) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date, except that exemptions, allowances and deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated on a per diem basis; and (ii) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

5.13    Securityholders’ Representative.

(a)    By virtue of the approval and adoption of this Agreement by the requisite consent of the Company Stockholders and, if applicable, specific authorization set forth in a Joinder Agreement, each of the Company Securityholders (other than such Company Stockholders, if any, who have perfected dissenters’ or appraisal rights under Delaware Law) shall be deemed to have agreed to appoint Fortis Advisors LLC as the Securityholders’ Representative as the exclusive agent and attorney-in-fact for and on behalf of the Company Securityholders to (i) amend, modify, or supplement this Agreement following the Effective Time as contemplated in Section 9.11, (ii) give and receive notices and communications, (iii) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to indemnification claims made by Parent Indemnified Persons hereunder (including matters with respect to Earn-out Payments), (iv) to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Parent Indemnified Person against any Company Securityholder or by any such Company Securityholder against any Parent Indemnified Person or any dispute between any Parent Indemnified Person and any such Company Securityholder, in each case relating to this Agreement or the transactions contemplated hereby, and (v) to take all other actions that are either (x) necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing or otherwise in connection with this Agreement, the Escrow Agreement and the Securityholders’ Representative Engagement Agreement or (y) specifically mandated by the terms of this Agreement. Notwithstanding the foregoing, the Securityholders’ Representative shall have no obligation to act on behalf of the Company Securityholders, except as expressly provided herein, in the Escrow Agreement and in the Securityholders’ Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Securityholders’ Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule. Notwithstanding the foregoing, the Securityholders’ Representative may resign at any time by providing written notice of its intent to resign to the Company Securityholders, which resignation shall be effective upon the earlier of (A) thirty (30) calendar days following delivery of such written notice or (B) the appointment of a successor by the holders of at least a majority of the issued and outstanding shares of Company Capital Stock immediately prior to the Effective Time. The immunities and rights to indemnification shall survive the resignation or removal of the Securityholders’ Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement. No bond shall be required of the Securityholders’ Representative.

(b)    Certain Company Securityholders have entered into an engagement agreement (the “Securityholders’ Representative Engagement Agreement”) with the Securityholders’ Representative to provide direction to the Securityholders’ Representative in connection with its services under this Agreement, the Escrow Agreement and the Securityholders’ Representative Engagement Agreement (such Company Securityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Securityholders’ Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Securityholders’ Representative Group”), shall be liable for any act done or omitted hereunder, under the Escrow Agreement or under the Securityholders’ Representative Engagement Agreement as Securityholders’ Representative while acting in good faith, even if such act or omission constitutes negligence on the part of the Securityholders’ Representative. The Securityholders’ Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Securityholders’ Representative may engage attorneys, accountants and other professionals and experts. The Securityholders’ Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Securityholders’ Representative based on such reliance shall be deemed conclusively to have been taken in good faith. The Company Securityholders shall indemnify the Securityholders’ Representative Group and hold the Securityholders’ Representative Group harmless against any loss, liability, damage, claim, fine, judgment, amount paid in settlement, fee or expense incurred on the part of the Securityholders’ Representative (so long as the Securityholders’ Representative was acting in good faith in connection therewith) and arising out of or in connection with the acceptance or administration of the Securityholders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel and other skilled professionals retained by the Securityholders’ Representative and in connection with seeking recovery from insurers (“Securityholders’ Representative Expenses”). The Securityholders’ Representative shall have the right to satisfy Securityholders’ Representative Expenses first, from the Expense Fund Distribution Amount and prior to any distribution to the Company Stakeholders of the Expense Fund Distribution Amount, second, from any distribution of the Escrow Funds otherwise distributable to the Company Securityholders at the time of distribution, and third, directly from the Company Securityholders. The Company Securityholders acknowledge that the Securityholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby. Furthermore, the Securityholders’ Representative shall not be required to take any action unless the Securityholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholders’ Representative against the costs, expenses and liabilities which may be incurred by the Securityholders’ Representative in performing such actions. A decision, act, consent or instruction of the Securityholders’ Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 9.11 hereof, shall constitute a decision of the Company Securityholders and shall be final, binding and conclusive upon the Company Securityholders.

(c)    All such decisions of the Securityholders’ Representative shall be made by written consent.

(d)    Parent shall be entitled to deal exclusively with the Securityholders’ Representative on all matters relating to this Agreement (including Article VIII) for which the Securityholders’ Representative has authority hereunder and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Securityholder by the Securityholders’ Representative, and on any other action taken or purported to be taken on behalf of any Company Securityholder by the Securityholders’ Representative, as being fully binding upon such Person. Notices or communications to or from the Securityholders’ Representative shall constitute notice to or from each of the Company Securityholders. Any decision or action by the Securityholders’ Representative hereunder, including any agreement between the Securityholders’ Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Company Securityholders and shall be final, binding and conclusive upon each such Person and their successors as if expressly ratified and confirmed in writing by such Person. No Company Securityholder shall have the right to object to, dissent from, protest or otherwise contest the same. The powers, immunities and rights to indemnification granted to the Securityholders’ Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Company Securityholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Company Securityholder of the whole or any fraction of his, her or its interest in the Escrow Funds.

(e)    The Securityholders’ Representative shall be entitled to: (i) rely upon the Consideration Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Securityholder or other party.

5.14    R&W Policy. Notwithstanding anything contained herein to the contrary, Parent and Merger Sub (on behalf of themselves and the other Parent Indemnified Persons) acknowledge and agree that (a) the binding of the R&W Policy is expressly not a condition precedent to the obligations of Parent and Merger Sub to consummate the transactions contemplated under this Agreement, (b) if the R&W Policy is not bound by the Effective Time, the Company Securityholders’ indemnity obligations hereunder shall not be increased, changed or otherwise affected by the fact that the R&W Policy is not bound, and (c) if the R&W Policy is not bound by the Effective Time, all references to the R&W Policy and similar related terms and definitions shall not be applicable or have any relevance hereunder.

5.15    Efforts to Consummate.

(a)    Subject to the terms and conditions herein provided, from the date hereof until the earlier of (i) the termination of this Agreement and (ii) the Closing Date, the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

(b)    Subject to the terms and conditions herein provided (including Section 5.3(d)), from the date hereof until the earlier of (i) the termination of this Agreement and (ii) the Closing Date, Parent and Merger Sub shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

ARTICLE VI
CONDITIONS TO THE MERGER

6.1    Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of Parent and Merger Sub, on the one hand, and the Company, on the other hand, to effect the Merger and otherwise to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that any one or more of the following conditions may be waived by the written agreement of Parent and the Company, unless prohibited by applicable Law):

(a)    Litigation. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or entered any judgment, order, injunction or decree (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger.

(b)    Antitrust Approvals. All waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement (including the Merger) under the HSR Act shall have expired or been terminated and all other antitrust, competition or merger control or regulatory consents set forth on Schedule 6.1(b) hereto, if any, shall have been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period).

(c)    Company Stockholder Approval. This Agreement shall have been adopted by the Required Stockholder Vote of the Company Stockholders in accordance with Delaware Law and the Company Organizational Documents.

6.2    Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and otherwise to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that any one or more of the following conditions may be waived by the written agreement of Parent):

(a)    Representations and Warranties. All representations and warranties of the Company (other than the Company Fundamental Representations) contained in this Agreement, the Ancillary Documents to which the Company is a party and any certificate of the Company required to be delivered by the Company hereunder shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date). The Company Fundamental Representations shall be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), subject to only de minimis exceptions for the representations and warranties of the Company in Section 2.5 of this Agreement.

(b)    Performance of Covenants. The Company shall have complied with and performed in all material respects all covenants under this Agreement required to be complied with or performed by the Company at or prior to the Closing.

(c)    Certificate of Officer. Parent and Merger Sub shall have received a certificate executed on behalf of the Company by an officer of the Company, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied and which shall include attached thereto an updated version of Section 2.5 of the Disclosure Schedule to reflect the information contained in such section as of the Effective Time (to the extent that there are any changes from such information set forth in Section 2.5 of the Disclosure Schedule as delivered to Parent on the Agreement Date).

(d)    No Company Material Adverse Effect. Following the Agreement Date, no Company Material Adverse Effect shall have occurred and be continuing.

(e)    Dissenting Stockholders. Holders of no more than three percent (3%) of the outstanding shares of Company Capital Stock, on an as-converted basis, as of immediately prior to the Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 262 of Delaware Law with respect to such shares of Company Capital Stock.

(f)    Joinder Agreements. Parent shall have received a duly executed Joinder Agreement from Company Securityholders holding at least ninety-five percent (95%) of the outstanding shares of Company Capital Stock, on an as-converted and fully diluted basis, as of immediately prior to the Effective Time.

(g)    Closing Deliverables. The Company shall have delivered (or caused to be delivered) or shall deliver (or caused to be delivered) at the Closing to Parent the following:

(i)    the Escrow Agreement duly executed by the Securityholders’ Representative;

(ii)    resignations of the directors and officers of the Company identified in Schedule 5.10;

(iii)    a certificate of an officer of the Company certifying that (A) attached thereto are true and complete copies of the Company Organizational Documents and (B) the names and signature of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(iv)    a good standing certificate for the Company from the Secretary of State of the State of Delaware;

(v)    at least one (1) Business Day prior to the Closing, the Closing Transaction Expenses Certificate;

(vi)    at least one (1) Business Day prior to the Closing, the Closing Indebtedness Certificate;

(vii)    the Estimated Closing Working Capital Statement;

(viii)    the Consideration Spreadsheet;

(ix)    a statement conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and the notification to the IRS required under Treasury Regulations Section 1.897‑2(h)(2); and

(x)    Payoff letters from each holder of Indebtedness of the Company (other than any such Indebtedness under clause (b) or (e) and (g), as (g) relates to (b) or (e) of the definition of “Indebtedness”), including the holders set forth on Schedule 6.2(g), in respect of the Indebtedness owed by the Company to such holder as of immediately prior to the Closing containing an irrevocable and unconditional commitment to remove any Lien on the Assets of the Company upon payment in connection with the Closing of the amount set forth in such payoff letter or written evidence of the release of any Lien affecting the Assets.

6.3    Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger and to otherwise consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that any one or more of the following conditions may be waived by the written agreement of the Company):

(a)    Representations and Warranties. All representations and warranties of Parent (other than the Parent Fundamental Representations) contained in this Agreement, the Ancillary Documents to which Parent is a party and any certificate of Parent required to be delivered by Parent hereunder shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date). The Parent Fundamental Representations shall be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date).

(b)    Performance of Covenants. Parent and Merger Sub shall have each complied with and performed in all material respects all of their respective covenants under this Agreement required to be complied with or performed by either of them at or prior to the Closing.

(c)    Certificate of Officers. The Company shall have received a certificate executed on behalf of each of Parent and Merger Sub by an officer of Parent and Merger Sub, respectively, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d)    Closing Deliverables. Parent shall have delivered or shall deliver at the Closing to the Company (or other applicable Person set forth below) the following:

(i)    the Escrow Agreement duly executed by Parent;

(ii)    payment to the Paying Agent, by wire transfer of immediately available funds, of an amount equal to the applicable portion of the Closing Merger Consideration payable to the Company Stockholders hereunder in respect of their Company Capital Stock;

(iii)    payment to the Company, by wire transfer of immediately available funds, of an amount equal to the applicable portion of the Closing Merger Consideration payable to the Company Optionholders and Company Warrantholders in respect of their Company Options and Company Warrants, and the aggregate amount of Change of Control Payments;

(iv)    payment to the Escrow Agent, by wire transfer of immediately available funds, of the Indemnification Escrow Amount;

(v)    payment to the Escrow Agent, by wire transfer of immediately available funds, of the Post-Closing Adjustment Escrow Amount;

(vi)    payment to parties to this Agreement or third parties, as applicable, by wire transfer of immediately available funds, of that amount of money due and owing from the Company to such third parties as Transaction Expenses as set forth on the Closing Transaction Expenses Certificate (except for the payment of the Change of Control Payment which is addressed above in clause (iii)); and

(viii)    payment to holders of outstanding Indebtedness of the Company, if any, by wire transfer of immediately available funds, of that amount of money due and owing from the Company to such holders of outstanding Indebtedness as set forth on the Closing Indebtedness Certificate.

ARTICLE VII
TERMINATION

7.1    Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 7.1(b) through (f), by notice from the terminating party to the other party setting forth a brief description of the basis for termination):

(a)    by the mutual written consent of Parent and the Company;

(b)    by either Parent or the Company, if the Merger shall not have been consummated by 11:59 P.M. (pacific time) on the date that is the sixtieth (60th) day following the Agreement Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act (including the failure to act in compliance with Section 5.3) has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)    by Parent, if this Agreement has not been adopted by the Required Stockholder Vote within the later of (i) twenty-four (24) hours or (ii) one (1) full Business Day of the execution and delivery of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall terminate upon the adoption of this Agreement by the Required Stockholder Vote;

(d)    by either Parent or the Company, if a Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or entered a nonappealable final and permanent judgment, order, injunction or decree that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger;

(e)    by the Company, if (i) there is an inaccuracy in any of the representations or warranties of Parent or Merger Sub in this Agreement such that the condition set forth in Section 6.3(a) would not be satisfied, or there has been a breach by Parent or Merger Sub of any of their respective covenants in this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied, (ii) the Company shall have delivered to Parent a written notice of such inaccuracy or breach, (iii) at least ten (10) days shall have elapsed since the delivery of such notice without such inaccuracy or breach having been cured and (iv) the Company is not in material breach of this Agreement; and

(f)    by Parent, if (i) there is an inaccuracy in any of the representations or warranties of the Company in this Agreement such that the condition set forth in Section 6.2(a) would not be satisfied, or there has been a breach by the Company of any of its covenants in this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied, (ii) Parent shall have delivered to the Company a written notice of such inaccuracy or breach, (iii) at least ten (10) days shall have elapsed since the delivery of such notice without such inaccuracy or breach having been cured and (iv) neither Parent nor Merger Sub is in material breach of this Agreement.

7.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, and there shall be no liability on the part of Parent, the Company, Merger Sub or their respective officers, directors or stockholders or the Securityholders’ Representative, except (a) that the provisions of Section 5.1(a), Section 5.2, this Section 7.2 and Article IX shall remain in full force and effect and survive any termination of this Agreement and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from any liability or damages resulting from any willful and knowing breach prior to such termination, in which case the aggrieved party shall be entitled to all remedies available at law or in equity. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

ARTICLE VIII
INDEMNIFICATIONS; SURVIVAL

8.1    Survival of Representations, Warranties and Covenants. All representations, warranties and covenants contained in this Agreement shall survive the Closing and remain in full force and effect for a period of eighteen (18) months following the Closing Date, other than with respect to (a) the Company Fundamental Representations and the Parent Fundamental Representations, which shall survive the Closing and remain in full force and effect for a period of six (6) years following the Closing, (b) the representations and warranties of the Company in Section 2.10 (other than Section 2.10(c) which constitutes a Company Fundamental Representation) which shall survive the Closing and remain in full force and effect for a period of four

(4) years following the Closing, and (c) each covenant or agreement contained in this Agreement that is to be performed on or following the Closing Date which shall survive the Closing and remain in full force and effect until such covenant or agreement has been fully performed or fulfilled in accordance with its terms (the respective expiration dates for the survival of the representations and warranties and covenants and agreements shall be referred to herein as the “Expiration Date”), except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (a), (b) or (c) will continue to survive if a Claim Notice shall have been timely given to the Indemnifying Person by the Indemnified Person (which if the Company Securityholders are the Indemnifying Persons, the Indemnified Person shall provide such Claim Notice to the Securityholders’ Representative) on or prior to such applicable Expiration Date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article VIII. Claims made under the R&W Policy are not subject to the survival limitations set forth in this Section 8.1; provided that this sentence does not, and is not intended to, increase (or adversely affect) the indemnification obligations of the Company Securityholders hereunder for any reason. Parent further acknowledges and agrees that the terms of Section 5.14 shall apply to this Article VIII.

8.2    Indemnification by the Company Securityholders. Subject to the terms, conditions and limitations of this Article VIII, following the Closing, the Company Securityholders shall, on a several (and not joint and several) basis (based on their relative Indemnification Pro Rata Portion), indemnify Parent and its Affiliates, and their respective successors, assigns, officers, directors, stockholders, employees and agents (collectively, the “Parent Indemnified Persons” and each, a “Parent Indemnified Person”) against, and hold them harmless from, any Loss suffered or incurred by any such Parent Indemnified Person arising or resulting from or based upon:

(a)    any inaccuracy in or breach of any representation or warranty of the Company contained in this Agreement or in any certificate delivered by the Company hereunder;

(b)    any breach or non-fulfillment of any covenant, agreement or obligation of the Company contained in this Agreement prior to Closing;

(c)    any claim made by any Company Stakeholder or any other alleged holder of any Company Capital Stock or rights to acquire Company Capital Stock relating to such Person’s rights with respect to the Merger Consideration, or the calculations and determinations set forth on the Consideration Spreadsheet;

(d)    any amounts (including costs and attorneys’ fees) paid to the holders of Dissenting Stockholders, including any interest required to be paid thereon, that are in excess of what such Dissenting Stockholders would have received hereunder in respect of such Dissenting Stockholders’ portion of Merger Consideration had such Dissenting Stockholders not been Dissenting Stockholders and all costs, expenses and other Losses associated with any Actions;

(e)    any Transaction Expenses or Indebtedness of the Company, in either case, outstanding as of the Closing to the extent not paid or satisfied by the Company at or prior to Closing, or if paid by Parent or Merger Sub in connection with the Closing, to the extent not deducted in the determination of Closing Merger Consideration;

(f)    any and all Taxes of (i) the Company or relating to the business of the Company for all Pre-Closing Taxable Periods and Pre-Closing Straddle Periods, (ii) any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. Law or regulation for such Tax periods, and (iii) any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract (other than Commercial Contracts) or pursuant to any law, rule or regulation to the extent such imposition is a result of an event or transaction occurring before the Closing, provided that, Company Securityholders shall have no obligation to reimburse or indemnify any Parent Indemnified Person against any Losses or other adverse consequences consisting of, or relating to, (x) Taxes included as a Current Liability in the calculation of Closing Working Capital and (y) Taxes resulting from any transactions occurring on the Closing Date after the Closing outside the ordinary course of business (other than as explicitly contemplated by this Agreement);

(g)    any fraud or willful misconduct with respect to this Agreement or any certificates or other instruments required to be delivered pursuant to this Agreement, in each case, on the part of the Company at or prior to Closing;

(h)    any loss of deduction by Parent relating to or arising out of any “excess parachute payments” within the meaning of Section 280G of Code, solely as a result of payments in respect of the Merger;

(i)    any failure of the Consideration Spreadsheet to be accurate and complete in all respects, and the distribution of Merger Consideration to the Company Stakeholders in accordance therewith to be in full compliance with the

Company Organizational Documents, the Company Warrants and Company Options, and all instruments related to Change of Control Payments; and

(j)    any failure of the Company to comply with any applicable open payments or “sunshine provisions” of the Patient Protection and Affordable Health Care Act or any other applicable state Law.

8.3    Indemnification by Parent. Subject to the terms, conditions and limitations of this Article VIII, following the Closing, Parent shall indemnify the Company Securityholders and their respective successors, assigns, officers, directors, stockholders, employees and agents (collectively, the “Company Securityholder Indemnified Persons” and each, a “Company Securityholder Indemnified Person”), against, and hold them harmless from, any Loss suffered or incurred by any such Company Securityholder Indemnified Person arising or resulting from or based upon: (a) any inaccuracy in or breach of any representation or warranty of Parent or Merger Sub contained in this Agreement or in any certificate delivered by Parent hereunder; (b) any breach or non-fulfillment of any covenant, agreement or obligations of Parent or Merger Sub contained in this Agreement; and (c) any fraud or willful misconduct with respect to this Agreement or any certificates or other instruments required to be delivered pursuant to this Agreement, in each case, on the part of Parent.

8.4    Indemnity Limitations.

(a)    Notwithstanding anything to the contrary contained in this Agreement:

(i)    Parent Indemnified Persons shall not be entitled to indemnification pursuant to Section 8.2(a) unless and until the aggregate of all Losses arising from indemnity claims made by Parent Indemnified Persons hereunder exceeds Six Hundred and Seventy Five Thousand Dollars ($675,000) (the “Basket Amount”), and if the aggregate amount of such indemnifiable Losses reaches the Basket Amount, Parent Indemnified Persons shall be entitled to seek indemnity recourse for such indemnifiable Losses in excess of the Basket Amount; provided that, the foregoing indemnification limitations shall not apply to indemnity claims made by Parent Indemnified Persons pursuant to Section 8.2(a) with respect to or arising from Company Fundamental Representations. For the avoidance of doubt, the foregoing indemnification limitations shall not apply to indemnity claims made by Parent Indemnified Persons pursuant to Sections 8.2(b)-(j), or (B) any Parent Indemnified Persons’ rights in respect of the R&W Policy (provided that this clause (B) does not, and is not intended, to increase (or adversely affect) the indemnification obligations of the Company Securityholders hereunder for any reason).

(ii)    Parent, on behalf of itself and the other Parent Indemnified Persons, agrees that the Indemnification Escrow Fund, the R&W Policy, and its Offset Rights shall be the sole source of recourse for Parent Indemnified Persons hereunder; provided that, the foregoing indemnification limitation shall not apply to (A) indemnity claims made by Parent Indemnified Persons pursuant to Section 8.2(a) with respect to or arising from Company Fundamental Representations, or (B) indemnity claims made by Parent Indemnified Persons pursuant to Sections 8.2(b)-(j).

(iii)    The aggregate Liability of the Company Securityholders hereunder shall, in no event, exceed the Merger Consideration actually received by the Company Securityholders (the “Cap”) and Parent, on behalf of itself and the other Parent Indemnified Persons, agrees not to seek, and shall not be entitled to recover, any Losses or other payments pursuant to claims made by Parent Indemnified Persons in excess of the Cap, subject to the other terms, conditions and limitations set forth herein.

(iv)    Any Losses finally determined to be owed to a Parent Indemnified Person hereunder shall be satisfied in the following order: (i) first, from the Indemnification Escrow Fund, but only up to the R&W Policy Retention Amount; (ii) second, from the R&W Policy, up to the R&W Policy Coverage Limit (provided that, to the extent that any Loss constitutes a Policy Excluded Loss, a Parent Indemnified Person shall not be obligated to pursue recourse from the R&W Policy under this clause (ii)); (iii) third, from the amount then remaining in the Indemnification Escrow Fund; (iv) fourth, from exercise of Parent’s Offset Rights; and (v) fifth, (A) with respect to indemnity claims made by Parent Indemnified Persons pursuant to Section 8.2(a) with respect to or arising from Company Fundamental Representations or (B) indemnity claims made by Parent Indemnified Persons pursuant to Sections 8.2(b)-(j), from the Company Securityholders on a several (and not joint and several) basis (based on their relative Indemnification Pro Rata Portion), subject to the terms, conditions and limitations contained herein.

(v)    Parent Indemnified Persons shall not be entitled to indemnification with respect to Losses relating to: (A) any Taxes attributable to a taxable period or portion thereof beginning after the Closing Date, (B) the amount, value or condition of, or any limitations on, any Tax asset or attribute of the Company (e.g., net operating loss or Tax credit), including the ability of any Parent Indemnified Person to utilize such Tax asset or attribute, or (C) any Taxes arising from or in connection with actions taken by a Parent Indemnified Person (including the Company after the Closing) at any time after the Closing (including on the Closing Date).

(b)    Notwithstanding anything to the contrary contained in this Agreement, Company Securityholder Indemnified Persons shall not be entitled to indemnification pursuant to Section 8.4(a) unless and until the aggregate of all Losses arising from indemnity claims made by Company Securityholder Indemnified Persons hereunder exceeds the Basket Amount, and if the aggregate amount of such indemnifiable Losses reaches the Basket Amount, the Company Securityholder Indemnified Persons shall be entitled to seek indemnity recourse for such indemnifiable Losses in excess of the Basket Amount; provided that, the foregoing indemnification limitations shall not apply to indemnity claims made by Company Securityholder Indemnified Persons pursuant to Section 8.3(a) with respect to Parent Fundamental Representations.

(c)    The amount of any Loss for which indemnification is provided under this Article VIII shall be net of any amounts actually recovered by the Indemnified Person from any third party (including insurance proceeds) as a result of the facts or circumstances giving rise to the Losses.

(d    The amount of any Loss for which indemnification is provided under this Article VIII shall be net of any amounts actually recovered by Parent Indemnified Persons or Company Securityholder Indemnified Persons, as applicable, from any insurance policies (including under the R&W Policy) as a result of the facts or circumstances giving rise to the Losses.

(e)    Each Indemnified Person shall use its commercially reasonable efforts to mitigate any Losses for which it is entitled to indemnification under this Article VIII, which shall include using commercially reasonable efforts to pursue recovering any proceeds reasonably available under insurance policies.

(f)    Any Liability for indemnification under this Article VIII shall be determined without duplication of recovery by reason of the set of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or undertaking, or one or more rights to indemnification.

(g)    For purposes of determining the amount of any Losses arising out of, relating to or resulting from any failure of any representation or warranty to be true and correct, and for purposes of determining whether or not such failure has occurred, such representations and warranties shall be considered without giving effect to any limitation or qualifications as to “materiality,” “Company Material Adverse Effect,” or any other derivation of the word “material.”

(h)    The indemnities provided under this Article VIII are intended only for the Indemnified Persons and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.

8.5    Procedures Relating to Indemnification.

(a)    Direct Claims.

(i)    An Indemnified Person seeking indemnification on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by such Indemnified Person giving reasonably prompt written notice (a “Claim Notice”) to the Indemnifying Person (which if the Company Securityholders are the Indemnifying Persons pursuant to Section 8.2, the Indemnified Person shall provide such Claim Notice to the Securityholders’ Representative for all purposes of this Article VIII), and such notice shall contain (1) a reasonable description of the Direct Claim to the extent then known, (2) the estimated amount, if reasonably practicable and to the extent then known, of any Loss incurred or reasonably expected to be incurred by such Indemnified Person, and (3) a demand for payment of such Loss; provided that failure to give such notification shall not relieve the Indemnifying Person of its indemnification obligations or otherwise affect the indemnification provided hereunder except to the extent, and only to the extent that, the Indemnifying Person shall have been materially prejudiced as a result of such failure.

(ii)    The Securityholders’ Representative (if the Indemnifying Persons are the Company Securityholders pursuant to Section 8.2) or Parent (if the Indemnifying Persons are Parent pursuant to Section 8.3) may in good faith, at any time on or before the tenth (10th) Business Day following its receipt of a Claim Notice (the “Objection Period”), object to the claim made in such Claim Notice by delivering written notice to the Indemnified Person and the Escrow Agent (a “Claim Objection”). The Claim Objection shall set forth in reasonable detail the good faith reasons for the objection to such claim for indemnification, and the amount of any claimed Loss which is disputed. If the Securityholders’ Representative (if the Indemnifying Persons are the Company Securityholders pursuant to Section 8.2) or Parent (if the Indemnifying Persons are Parent pursuant to Section 8.3), as applicable, does not timely deliver a Claim Objection, or delivers a Claim Objection that does not object to all of the Losses set forth in the Claim Notice, the Indemnifying Persons shall be deemed to have accepted and agreed with all or such portion of the claim and shall be conclusively deemed to have consented to the recovery by the Indemnified Person of all or such portion of the Losses specified in the Claim Notice. If the Securityholders’ Representative (if the Indemnifying Persons are the Company Securityholders pursuant to Section 8.2) or Parent (if the Indemnifying Persons are Parent pursuant to Section 8.3), timely delivers a Claim Objection, Parent and the Securityholders’ Representative, as applicable, shall attempt in good faith to agree upon the rights of the respective parties with respect to the disputed items of Losses and if the parties are not able to fully resolve all such differences within thirty (30) days from the applicable party’s receipt of a Claim Objection, Parent or the Securityholders’ Representative, as applicable, shall have the right to pursue such remedies or legal recourse as may be available to the Indemnified Person on the terms and subject to the provisions of this Agreement.

(b)    Third-Party Claims. If any Indemnified Person receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third-Party Claim”) against such Indemnified Person with respect to which the Indemnifying Person is obligated to provide indemnification under this Agreement, the Indemnified Person shall give the Indemnifying Person (or if the Company Securityholders are the Indemnifying Persons, the Securityholders’ Representative) reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Person of its indemnification obligations or otherwise affect the indemnification provided hereunder except to the extent, and only to the extent that, the Indemnifying Person shall have been materially prejudiced as a result of such failure. Such notice by the Indemnified Person shall describe the Third-Party Claim in reasonable detail (to the extent then known), and shall indicate the estimated amount, if reasonably practicable and to the extent then known, of the Loss that has been or may be sustained by the Indemnified Person. The Indemnifying Person (or if the Company Securityholders are the Indemnifying Persons, the Securityholders’ Representative) shall have the right to participate in, or by giving written notice to the Indemnified Person, which notice shall include an admission of the Indemnifying Persons’ indemnification obligation under this Articles VII with respect to such Third-Party Claim, to assume the defense of any Third-Party Claim at the Indemnifying Person’s (or if the Company Securityholders are the Indemnifying Persons, the Securityholders’ Representative’s) expense and by the counsel of the Indemnifying Person (or if the Company Securityholders are the Indemnifying Persons, the Securityholders’ Representative), and the Indemnified Person shall cooperate in good faith in such defense; provided that if the Indemnifying Person is the Company Securityholders, the Securityholders’ Representative shall not have the right to defend or direct the defense of any such Third-Party Claim if: (i) such Third-Party Claim related to or arises in connection with any criminal proceeding; (ii) the Third-Party Claim is asserted directly by or on behalf of a Person that is a supplier or customer of the Company; (iii) the Third-Party Claim seeks an injunction, equitable relief, or other non-monetary relief against the Indemnified Persons; (iv) the amount of Losses alleged in such Third-Party Claim is in excess of the amount then remaining under the Cap at the time Parent Indemnified Person gives the Securityholders’ Representative notice of such Third-Party Claim, after taking into account the sum of all Losses and expenses previously recovered by Parent Indemnified Persons hereunder plus all Losses and expenses specified in any then unresolved claims made by Parent Indemnified Persons pursuant to this Article VIII, or the Indemnifying Person failed or is failing to use diligent, reasonable and good faith efforts to defend such Third-Party Claim; or (v) a Parent Indemnified Person seeks recourse under the R&W Policy and therefore such Parent Indemnified Person and/or the R&W Insurance Company under the R&W Policy has the right to control (whether directly or indirectly) the defense thereof. In the event that the Indemnifying Person assumes the defense of any Third-Party Claim, subject to Section 8.5(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Person. The Indemnified Person shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Person’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Person, provided that if in the reasonable opinion of counsel to the Indemnified Person, there are legal defenses available to an Indemnified Person that are different from or additional to those available to the Indemnifying Person, the Indemnifying Person shall be liable for the reasonable fees and expenses of counsel to the Indemnified Person in each jurisdiction for which the Indemnified Person determines counsel is required, paid monthly within fifteen (15) days of invoice date. If the Indemnifying Person elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Person in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Person may, subject to Section 8.5(c), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim, to the extent that such Losses are available to be so indemnified in accordance with the terms hereof. The Securityholders’ Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(c)    Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Person shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.5(c). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Person and provides, in customary form, for the unconditional release of each Indemnified Person from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Person desires to accept and agree to such offer, the Indemnifying Person shall give written notice to that effect to the Indemnified Person. If the Indemnified Person fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Person may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Person as to such Third-Party Claim shall not exceed fees and costs incurred through such date and the amount of such settlement offer. If the Indemnified Person fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Person may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Person has assumed the defense pursuant to Section 8.5(b), it shall not agree to any settlement without the written consent of the Indemnifying Person (or if the Company Securityholders are the Indemnifying Persons, the Securityholders’ Representative) (which consent shall not be unreasonably withheld or delayed).

8.6    Access. From and after the delivery of a Claim Notice by any Parent Indemnified Person in respect of a Third-Party Claim, Parent shall grant the Securityholders’ Representative and its representatives reasonable access, upon prior written notice to Parent, during normal business hours to the applicable books and records of Parent and its Subsidiaries (including the Surviving Corporation) that are relevant to the applicable indemnity claim; provided, however, that Parent may restrict the foregoing access to the extent that such access would give rise to a material risk of waiving any attorney-client privilege or work product doctrine applicable to such books and records or such books and records contain confidential information that if disclosed would reasonably be expected to harm the business of Parent and its Subsidiaries (including the Surviving Corporation).

8.7    Tax Treatment of Indemnification Payments. Any indemnification payments made to Parent pursuant to this Agreement shall be treated as an adjustment to the Closing Merger Consideration unless otherwise required by applicable Law.

8.8    Exclusive Remedy. Except for (a) the indemnity given for the benefit of the Securityholders’ Representative under this Agreement or (b) any non-monetary equitable relief to which any party hereto may be entitled from and after the Closing, the indemnification provisions contained in this Article VIII are intended to provide the sole and exclusive remedy following the Closing as to all Losses any Person may incur arising from or relating to the Agreement and the transactions contemplated hereby, and each party hereby waives, to the full extent they may do so, any other rights or remedies that may arise under any applicable statute, rule or regulation. In the event this Agreement is terminated prior to or absent Closing, the parties shall have all rights and remedies available under applicable Law or in equity, subject to the terms of Section 7.2 of this Agreement.

ARTICLE IX
GENERAL PROVISIONS

9.1    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) upon receipt if delivered personally, (ii) one (1) Business Day after being sent by commercial overnight courier service, or (iii) upon transmission if sent via facsimile with confirmation of receipt to the parties made by the recipient at the following addresses (or at such other address for a party as shall be specified upon like notice), provided that notices to the Securityholders’ Representative shall be delivered solely by facsimile or email:

(A)    if to Parent or Merger Sub, to:
Merit Medical Systems, Inc.
1600 West Merit Parkway
South Jordan, Utah 84095
Attention: Brian G. Lloyd, Chief Legal Officer
Telecopy: (801) 208-4238
with a copy to:
Parr Brown Gee & Loveless, PC
101 South 200 East
Salt Lake City, Utah 84111
Attention: Bryan T. Allen
Telecopy: (801) 532-7750

(b)    if to the Company, to:
Cianna Medical, Inc.
6 Journey, Suite 125
Aliso Viejo, CA 92656
Attention: Jill Anderson, Chief Executive Officer
Telecopy: (949) 349-0269
with a copy to:
Wilson Sonsini Goodrich & Rosati, P.C.
12235 El Camino Real
San Diego, CA 92130
Attention: Martin J. Waters
Telecopy: (858) 350-2399

(c)    if to the Securityholders’ Representative, to:
Fortis Advisors LLC
Attention: Notices Department
Facsimile: (858) 408-1843
Email: notices@fortisrep.com

9.2    Counterparts. This Agreement may be executed in one or more counterparts or joinders, all of which shall be considered one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9.3    Entire Agreement; Nonassignability; Parties in Interest.

(a)    This Agreement and the documents and instruments delivered pursuant hereto, including the exhibits hereto, the Disclosure Schedule and the other schedules hereto:

(i)    together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, both of which shall continue in full force and effect in accordance with their terms and shall survive any termination of this Agreement; and

(ii)    shall not be assigned by Parent or Merger Sub, on the one hand, or by the Company, on the other hand, without the written consent of each of the parties hereto (and any purported assignment in violation of this Agreement shall be void).

(b)    This Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder except (i) to the Company Securityholders as set forth in Article I and (ii) as set forth in Section 5.6; provided that the parties hereto further agree that the rights of third party beneficiaries under Section 5.6 shall not arise unless and until the Effective Time occurs.

9.4    Severability. In the event that any provision of this Agreement, or the application thereof becomes, or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances other than those as to which it is determined to be illegal, void or unenforceable, will not be impaired or otherwise affected and will continue in full force and effect and be enforceable to the fullest extent permitted by applicable Law.

9.5    Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by applicable Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.6    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal applicable Laws of New York applicable to parties residing in the State of New York, without regard to applicable principles of conflicts of law; provided that, with respect to those matters under this Agreement that are required to be governed under Delaware Law, then such matters shall be governed by and construed in accordance with Delaware Law. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of any New York State court, or Federal court of the United States of America, sitting in New York, and any appellate court from any thereof, in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby and agrees that process may be served upon it in any manner authorized by the applicable Laws of New York for such Persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process. EACH OF THE PARTIES IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY MATTER BASED UPON OR ARISING OUT OF IS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.7    Rules of Construction.

(a)    The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any applicable Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(c)    As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” and (ii) the words “hereby,” “herein,” “hereunder” and “hereto” shall be deemed to refer to this Agreement in its entirety and not to any specific section of this Agreement.

(d)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Annexes” are intended to refer to Sections of this Agreement or the Disclosure Schedule, as appropriate, and Exhibits and Annexes to this Agreement.

(e)    The headings and subheadings used in this Agreement are for convenience of reference only and shall have no force or effect whatsoever in interpreting any of the provisions of this Agreement.

9.8    Right to Indemnification Not Affected by Knowledge. The right to indemnification, payment of damages, Losses, or other remedy based on the representations, warranties, covenants, and obligations in this Agreement and the other documents, agreements, and certificates delivered pursuant to or in connection with this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation; provided that, this sentence does not, and is not intended to, impact, impair or affect any and all disclosures set forth on the Disclosure Schedule and that such disclosure shall qualify the representations and warranties set forth in Article II of this Agreement in accordance with the terms hereunder and the Disclosure Schedule. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants and obligations.

9.9    Waiver of Conflicts Regarding Representation.

(a)    Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”) has acted as counsel for the Company in connection with this Agreement and the other agreements referenced herein or therein and the transactions contemplated hereby and thereby (the “Merger Engagement”) and, in that connection, not as counsel for any other Person, including Parent or any of its Affiliates. Only the Company shall be considered a client of WSGR in the Merger Engagement. Notwithstanding anything contained herein to the contrary, if the Securityholders’ Representative so desires, WSGR shall be permitted, without the need for any future waiver or consent, to represent any of the Securityholders’ Representative or any Company Securityholder (each, a “Company Party”) after the Closing in connection with any matter related to the matters contemplated by this Agreement or any other agreements referenced herein or therein or any disagreement or dispute relating thereto and may in connection therewith represent the agents or Affiliates of the Securityholders’ Representative and/or any Company Party, in any of the foregoing cases including in any dispute, litigation or other adversary proceeding against, with or involving Parent, or any of its agents or Affiliates.

(b)    To the extent that communications between any Company Party, on the one hand, and WSGR, on the other hand, relate solely to the Merger Engagement, such communication shall be deemed to be attorney-client confidences that belong solely to the Securityholders’ Representative, for and on behalf of the Company Parties. Neither Parent, nor any of its Affiliates, shall have access to any such communications or the files or work product of WSGR, to the extent that they relate solely to the Merger Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, Parent acknowledges and agrees, for itself and on behalf of its Affiliates, upon and after the Closing: (i) the Securityholders’ Representative, for and on behalf of the Company Parties, and WSGR shall be the sole holder of the attorney-client privilege with respect to information that relates solely to the Merger Engagement, and neither Parent nor any of its Affiliates, shall be a holder thereof; (ii) to the extent that files or work product of WSGR that relate solely to the Merger Engagement constitute property of the Company, only the Securityholders’ Representative, for and on behalf of the other Company Parties, shall hold such property rights and have the right to waive or modify such property rights; and (iii) except as determined by the Securityholders’ Representative, WSGR shall have no duty whatsoever to reveal or disclose any such attorney-client communications, files or work product to Parent or any of its Affiliates, by reason of any attorney-client relationship between WSGR and the Company to the extent relating solely to the Merger Engagement; provided that, to the extent any communication is both related and unrelated to the Merger Engagement, WSGR shall provide (and the Securityholders’ Representative, for and on behalf of the other Company Parties, shall instruct WSGR to provide) copies of such communications, files or work product to Parent or its Affiliates (with only that information that solely relates to the Merger Engagement redacted).

9.10    Enforcement. The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Merger Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

9.11    Amendment; Waiver. This Agreement may not be amended, modified, or supplemented except by an instrument in writing signed by (a) Parent and the Company at any time prior to the Effective Time, or (b) Parent and the Securityholders’ Representative at any time following the Effective Time. Any waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver. Except as expressly set forth in this Agreement, the failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

9.12    Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees, costs, and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the party incurring such expenses whether or not the Merger is consummated.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company, Parent, Merger Sub and the Securityholders’ Representative have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the Agreement Date.

CIANNA MEDICAL, INC.
By: /s/ Jill Anderson
Name: Jill Anderson
Title: Chief Executive Officer

CMI TRANSACTION CO.
By: /s/ Fred P. Lampropoulos
Name: Fred P. Lampropoulos
Title: Chief Executive Officer and President

MERIT MEDICAL SYSTEMS, INC.
By: /s/ Fred P. Lampropoulos
Name: Fred P. Lampropoulos
Title: Chief Executive Officer and President

FORTIS ADVISORS LLC, AS THE SECURITYHOLDERS’ REPRESENTATIVE
By: /s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

Annex A
As used in this Agreement, the following terms shall have the following meanings:
“Action” means any claim, action, cause of action, suit, hearing, proceeding, opposition, post grant review (including inter partes review), litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” means, with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person. For purposes of this definition, “Control” means, as to any Person, the possession (directly or indirectly) of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.
“Ancillary Documents” means the Escrow Agreement, the Certificate of Merger, and the Joinder Agreements.
“Assets” means all tangible and intangible properties and assets (real, personal or mixed), and, in case of the Company, used or held for use in the operation of the Current Company Business.
“Business Day” means a day which is neither a Saturday or Sunday, nor any other day on which banking institutions in San Diego, California are authorized or obligated by law to close.
“Change of Control Payments” means any bonuses, phantom equity payments, employee or management incentive plan payments, severance payments, or similar payments that are incurred, or agreed to, by the Company prior to the Closing that are required to be paid to or on behalf of an employee or contractor of the Company that become payable (whether currently or in the future) by or on behalf of the Company to any such employee or contractor as a result of or in connection with (a) termination of such employee’s employment or contractor’s engagement with the Company at the Closing (with the understanding that any such termination that occurs after the Closing shall expressly not constitute a Change of Control Payment for any purpose hereunder) or (b) any “change of control” provision binding on the Company triggered by the transactions contemplated by this Agreement (either alone or together with any other trigger event) (with the understanding that any such “change of control provision” that is a “double trigger” termination that is payable only upon the termination of employment and such termination occurs after the Closing shall expressly not constitute a Change of Control Payment for any purpose hereunder). For the avoidance of doubt, (x) the aggregate amount payable to KSP Participants in respect of their interest in the KSP Plan, and (y) the aggregate amount payable to COC Participants in respect of their interest in COC Agreements, in each case, without duplication, shall constitute Change of Control Payments.
“Closing Cash” shall mean the aggregate amount of any cash and cash equivalents of the Company as of 12:01 a.m. pacific time on the Closing Date.
“Closing Employer Tax Amount” means the Employer Tax Amount with respect to (a) the Closing Net Option Payment and (b) the Change of Control Payments in respect of Closing Merger Consideration.
“Closing Indebtedness” shall mean the aggregate amount of all outstanding Indebtedness of the Company as of 12:01 a.m. pacific time on the Closing Date, as determined in accordance with GAAP.
“Closing Indebtedness Certificate” means a certificate executed by the chief executive officer or chief financial officer of the Company certifying on behalf of the Company an itemized list of all outstanding Closing Indebtedness, the Person to whom such outstanding Closing Indebtedness is owed and an aggregate total of such outstanding Closing Indebtedness.
“Closing Merger Consideration” means an amount, in cash, equal to the sum of
(a) $135,000,000;

(b)	plus, the aggregate exercise price in respect of all Company Options and Company Warrants outstanding immediately prior to the Effective Time;

(c)	plus, the Closing Cash;

(d)	minus, the Closing Indebtedness;

(e)	minus, the Indemnification Escrow Amount;

(f)	minus, the Post-Closing Adjustment Escrow Amount;

(g)	minus, the Expense Fund Distribution Amount;

(h)	plus or minus (as applicable), the Estimated Closing Adjustment amount; and

(i)
minus, the sum of (without duplication) (1) the aggregate amount payable to KSP Participants in respect of their interest in the KSP Plan with respect to the Closing Merger Consideration, if any, (2) the aggregate amount payable to COC Participants in respect of their interest in COC Agreements with respect to the Closing Merger Consideration, (3) the aggregate amount payable to JPM under the JPM Engagement Letter with respect to the Closing Merger Consideration, and (4) the unpaid Transaction Expenses and Change of Control Payments (not otherwise covered under clauses (1) - (3) of this clause and which expressly excludes any amounts payable to those individuals or entities referenced in clauses (1) - (3) in respect of any Earn-out Payment, Escrow Release Amount, Expense Fund Distribution Amount or Excess Payment Amount).

“Closing Transaction Expenses Certificate” means a certificate executed by the chief executive officer or chief financial officer of the Company, certifying the amount of Transaction Expenses remaining unpaid as of the Closing (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed).
“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, in each case determined as of 12:01 a.m. pacific time on the Closing Date.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.
“COC Agreements” means, collectively, each of the agreements set forth on Schedule I (and each, a “COC Agreement”).
“COC Participants” means, collectively, each of the individuals set forth on Schedule II (and each, a “COC Participant”).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Bylaws” means the Company’s bylaws, as in effect on the Agreement Date.
“Company Capital Stock” means all shares of Company Common Stock and Company Preferred Stock.
“Company Charter” means the Company’s amended and restated certificate of incorporation, as amended, as in effect on the Agreement Date.
“Company Common Stock” means shares of the Company’s common stock, par value $0.001 per share.
“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for pension, severance, termination pay, retirement, profit-sharing, change in control, deferred compensation, performance awards, stock or stock-related awards, phantom equity, bonuses, retention, commissions, vacation, fringe benefits, medical, visions, dental, disability, welfare, or other employee benefits of any kind, whether written or unwritten, funded or unfunded, including each Employee Agreement, Pension Plan and, without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which (a) is currently (or in the past five (5) years has been) maintained, contributed to, or required to be contributed to, by the Company or any Subsidiary of the Company for the benefit of any Employee or dependent of any such Employee and pursuant to which the Company has or may have any liability or obligation, or (b) the Company or any Subsidiary of the Company has or may have any liability or obligation. Company Employee Plan includes, without limitation, any plan, agreement or arrangement pursuant to which Change of Control Payments are to be made.
“Company Fundamental Representations” means each of the following representations and warranties: Section 2.1 (Organization, Standing and Power); Section 2.2 (Authority; Enforceability); Section 2.5 (Capitalization);

Section 2.10(c) (Ownership of Intellectual Property); Section 2.12(a) (Title to Tangible Assets); Section 2.15 (Taxes); and Section 2.30 (Brokers’ and Finders’ Fee).
“Company Incentive Plan” means the Company’s 2007 Stock Plan, as amended from time to time.
“Company Intellectual Property Rights” means all of the Intellectual Property Rights owned by to the Company, including all the Intellectual Property Rights owned by to any Affiliate.
“Company IP Registrations” means all Company Intellectual Property Rights that are subject to any issuance, registration or application by, to or with any Governmental Entity or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.
“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a materially adverse on (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of the Company to consummate the transactions contemplated hereby in accordance with the terms hereunder; provided, however, that “Company Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other companies in the industry in which the Company conducts its business.
“Company Optionholders” mean those Persons who held outstanding Company Options immediately prior to the Effective Time.
“Company Options” means options to purchase shares of Company Common Stock.
“Company Organizational Documents” means the Company Charter and the Company Bylaws.
“Company Preferred Stock” means all shares of Series A Preferred Stock and Series B Preferred Stock.
“Company Securityholders” means, collectively, Company Stockholders, Company Optionholders and Company Warrantholders.
“Company Stakeholders” means, collectively, the Company Securityholders, JPM and all Persons eligible to receive Change of Control Payments hereunder.
“Company Stockholders” mean those Persons who held shares of outstanding Company Capital Stock immediately prior to the Effective Time.
“Company Warrantholders” mean those Persons who held shares of outstanding Company Warrants immediately prior to the Effective Time.
“Company Warrants” means warrants to purchase shares of Series B Preferred Stock.
“Continuing Employees” means all employees of the Company and its Subsidiaries who at the Effective Time, continue their employment with the Company, the Surviving Corporation, Parent or any of their respective Subsidiaries.
“Contract” means any agreement, contract, lease, instrument, note, warrant, purchase order, license, mortgage, indenture, joint venture, undertaking and all other agreements, commitments or other arrangements, whether written or oral.
“Current Assets” means the aggregate dollar amount of all Assets characterized as current assets of the Company, excluding Closing Cash, as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the fiscal year ended December 31, 2017.

“Current Liabilities” means the aggregate dollar amount of all Liabilities characterized as current liabilities of the Company, excluding Transaction Expenses, and the current portion of any Indebtedness of the Company, as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the fiscal year ended December 31, 2017.
“Employee” means any current or former or retired employee, consultant or director of the Company or any Subsidiary. For the avoidance of doubt, nothing in this Agreement shall be deemed to give any Person any claim to be treated as an employee of the Company.
“Employee Agreement” means each written employment, severance, consulting, relocation, or other agreements or contract between the Company or any Subsidiary and any Employee under which the Company or any Subsidiary has a material obligation (other than those agreements, contracts or understandings that are terminable by the Company or any ERISA Affiliate without notice and without liability or financial obligation to the Company or any ERISA Affiliate).
“Employer Tax Amount” with respect to the referenced payment or consideration under this Agreement or the Escrow Agreement, all Social Security Medicare Taxes and other employment Taxes accrued, incurred, paid or payable by the Company or the Surviving Corporation with the referenced payment or consideration.
“Environmental Laws” means any applicable Law, and any governmental Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Permit” means any permit, license, authorization, letter, clearance, consent, waiver, closure, exemption, decision, or approval required under or issued, granted, giver or authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means each Subsidiary of the Company and any other individual or entity Controlling, Controlled by or under common Control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.
“Escrow Agent” means Wells Fargo Bank, National Association.
“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, by and among the Escrow Agent, Parent and the Securityholders’ Representative, in substantially the form attached hereto as Exhibit G.
“Escrow Funds” means the Indemnification Escrow Fund and Post-Closing Adjustment Escrow Fund deposited in the Escrow Account.
“Estimated Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus the Target Working Capital.
“Expense Fund Distribution Amount” means Two Hundred and Fifty Thousand Dollars ($250,000).
“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“GAAP” means accounting principles generally accepted in the United States.
“Governmental Entity” means any federal, state, provincial, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or anybody exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or Taxing authority, or any arbitrator, court or tribunal of competent jurisdiction.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
“Indebtedness” means, without duplication and with respect to any Person, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (excluding, for the avoidance of doubt, accounts payable of the Company incurred in the ordinary course of business); (c) long or short-term obligations evidenced by any note, bond, debenture or other instrument; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transaction; (g) guarantees made by such Person on behalf of any third party in respect of any obligation of the kind referred to in the foregoing clauses (a) through (f); and (h) unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).
“Indemnification Escrow Amount” means Two Million Twenty-Five Thousand Dollars ($2,025,000).
“Indemnification Pro Rata Portion” means, with respect to any Company Securityholder, the Merger Consideration received by such Company Securityholder (including all Change of Control Payments then received by such Company Securityholder) relative to the Merger Consideration received by all Company Securityholders (including all Change of Control Payments then received by all Company Securityholders), in each case, measured as of the time of the receipt of a Claim Notice received by the Securityholders’ Representative with respect to an indemnification claim made by a Parent Indemnified Person hereunder.
“Indemnified Person” means any Parent Indemnified Person or Company Securityholder Indemnified Person, as applicable.
“Indemnifying Person” means any Person(s) against whom a claim for indemnification is being asserted under any provision of Article VIII herein.
“Indemnity Period” means the period from the Closing Date to the date that is 18 months from the Closing Date.
“Intellectual Property Rights” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Entity-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (f) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (g) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (h) rights of publicity; and (i) all other intellectual or industrial property and proprietary rights.
“IRS” means the Internal Revenue Service.

“JPM” means J.P. Morgan Securities LLC.
“JPM Engagement Letter” means the engagement letter agreement dated April 16, 2018 by and between JPM and the Company.
“knowledge” means, with reference to the Company, the actual knowledge of the individuals set forth in Schedule III and such knowledge that such individuals would reasonably be expected to have after conducting reasonable inquiry.
“KSP Participant” means each individual Key Service Provider (as defined in the KSP Plan) who has a right to receive proceeds under the KSP Plan.
“KSP Plan” means the Company’s Amended and Restated Key Service Provider Carveout Plan, as in effect as of the Agreement Date.
“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, code, common law, injunction or decree.
“Liabilities” means any debt, liability or obligation of any kind, character or nature, whatsoever, whether secured, fixed, absolute, matured, contingent or otherwise, and whether due or to become due.
“Licensed Intellectual Property Rights” means all Intellectual Property Rights used in connection with the business of the Company as currently conducted, other than Company Intellectual Property Rights.
“Liens” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Losses” (including, with the correlative meaning, the term “Loss”) means any losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs and expenses of whatever kind (including reasonable fees and disbursements of counsel and other professionals and the cost of pursuing any insurance providers or Company Securityholders in accordance with the terms hereunder); provided that, “Losses” shall not include punitive or exemplary damages, except (a) to the extent actually awarded to a Governmental Entity or other third party or (b) in connection with any matter involving fraud or willful misconduct by the Indemnifying Person.
“Merger Consideration” means (a) the Closing Merger Consideration, plus (b) the Escrow Release Amount, if any, plus (c) the Earn-out Payments, if any, plus (d) the Expense Fund Distribution Amount, if any, plus (e) Excess Payment Amount, if any.
“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 3(37) of ERISA.
“OFAC” means the U.S. Department of Treasury Office of Foreign Asset Control.
“Off-The-Shelf Software” means any shrinkwrap, clickwrap or other commercially available software licenses granted to the Company for third party software used by the Company under which the annual recurring fees the Company is required to pay for use of such software licenses are less than $5,000.
“Order” means any order, award, decisions, injunction, judgment, decree, ruling, subpoena, writ, assessment, verdict or arbitration award entered by or with any Governmental Entity.
“ordinary course of business” means the ordinary course of the Current Company Business consistent with past practice.
“Parent Fundamental Representations” means each of the following representations and warranties made by Parent: Section 3.1 (Organization; Standing and Power); Section 3.2 (Authority); and Section 3.7 (Brokers’ and Finders’ Fees).
“Permitted Liens” means (a) Liens for Taxes and other similar governmental charges and assessments which are not yet due and payable or Liens for Taxes being contested in good faith; (b) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business consistent with past practice for sums not yet due and payable and that do not impair the conduct of the Company’s business or the present use of the property affected by such Lien; (c) undetermined or inchoate Liens existing as of the Closing Date and any statutory Liens existing as of the Closing Date and claimed or held by any Governmental Entity that have not at the time been filed or registered against title to the assets of the Company or that are related to obligations that are not due or delinquent; (d) security given in the ordinary course of business as of the Closing Date to any public utility; (e) Liens imposed on the underlying fee interest in real property underlying any Leases (unless caused by the Company); (f) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over real property which are not violated by the current use and operation of such real property; and (g) covenants, conditions, restrictions, easements and other similar matters of record affecting title to real property which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with the Company’s business. Permitted Liens does not include security interests in Company Intellectual Property Rights.
“Person” means any individual, corporation (including not for profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
“Personal Information” means the type of information regulated by Privacy Laws and collected, used, disclosed or retained by the Company such as an individual’s name, address, age, gender, identification number, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal references and health records.
“Policy Excluded Loss” means a Loss that arises or results from or is based on (a) the breach of a representation or warranty that is excluded from coverage under the R&W Policy, or (b) with respect to which the R&W Insurance Company otherwise denies coverage under the R&W Policy.
“Post-Closing Adjustment Escrow Amount” means Four Hundred Thousand Dollars ($400,000).
“Privacy Laws” means all applicable Laws of any nation in which the Company operates governing the collection, use, disclosure and retention of Personal Information.
“R&W Insurance Company” means the insurance company provider of the R&W Policy.
“R&W Policy” means a buyer-side representations and warranties insurance policy issued by the R&W Insurance Company for the benefit of Parent (and any additional insureds named by Parent).
“R&W Policy Coverage Limit” mean an amount equal to Twenty Million Dollars ($20,000,000.00).
“R&W Policy Retention Amount” means the aggregate amount of retention set forth in the R&W Policy; provided that in no event shall such amount exceed One Million Three Hundred and Fifty Thousand Dollars ($1,350,000).
“Release” shall have the same meaning as under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601(22).
“Sanctioned Country” has the meaning specified in the definition of Sanctioned Person.
“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or export-import Laws, including: (a) any Person listed on any applicable United States or foreign sanctions or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (b) any entity that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise Controlled by a Person or Persons described in clause (a); or (c) any national of a country or region that is the target of comprehensive economic sanctions (including Cuba, Iran, Sudan, Syria, North Korea, and the Crimea region of Ukraine, each a “Sanctioned Country”).
“Sanctions Laws” means all United States and foreign Law relating to economic or trade sanctions, including those administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, and the European Union.
“Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.001 per share.
“Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.001 per share.
“Subsidiary” means any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or Controlled by such party or by one or more of its respective Subsidiaries.
“Target Working Capital” means Five Million Eight Hundred Thousand Dollars ($5,800,000).
“Tax(es)” mean all income, profits, gross receipts, environmental, customs duty, capital stock, sales, use, occupancy, value added, ad valorem, stamp, franchise, withholding, payroll, employment, unemployment, disability, excise, property, production, escheat or unclaimed property and other taxes, duties or assessments imposed by any Governmental Entity (whether national, local, municipal or otherwise) or political subdivision thereof in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts, any interest in respect of such penalties or additions, and any obligations under any legally binding agreements or arrangements with any other Person with respect to such amounts.
“Tax Returns” mean all U.S. federal, state, provincial, local and non-U.S. returns, estimates, information statements, declarations, elections, forms and reports relating to Taxes (including attachments or schedules thereto or amendments thereof).
“Total Fully Diluted Outstanding Shares” means the sum of (a) the aggregate number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time, (b) the aggregate number of shares of Company Common Stock issuable upon the conversion of all shares of Company Preferred Stock issued and outstanding as of immediately prior to the Effective Time, and (c) the aggregate number of shares of Company Capital Stock underlying all outstanding Company Options and Company Warrants as of immediately prior to the Effective Time.
“Transaction Expenses” means all fees and expenses incurred by the Company at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby, including, but not limited to, but without duplication:
(a) the premium associated with obtaining the R&W Policy (if so obtained), in an amount not to exceed $500,000;
(b) one-half of any HSR Fees;
(c) the premium associated with obtaining the D&O Tail;
(d) the Paying Agent Costs;
(e) the amount payable to JPM under the JPM Engagement Letter (but not including future amounts payable to JPM under the JPM Engagement Letter in respect of any Earn-out Payment, Escrow Release Amount, Expense Fund Distribution Amount and/or Excess Payment Amount, which amounts shall not constitute “Transaction Expenses” at Closing, but will be paid from the Merger Consideration in accordance with this Agreement); and
(f) any Change of Control Payment and any Closing Employer Tax Amount (but expressly excluding any Employer Tax Amount in respect of any Earn-out Payment, Escrow Release Amount, Expense Fund Distribution Amount and/or Excess Payment Amount payable hereunder).

Table of Other Defined Terms
Terms used in this Agreement and not otherwise defined in this Annex A shall have the meaning ascribed to such terms in the following Sections of this Agreement:

Term	Section
280G Stockholder Vote.............................................................................................................................	5.9
Acquisition Proposal...............................................................................................................................	5.7(a)
Agreement...............................................................................................................................................	Preamble
Agreement Date......................................................................................................................................	Preamble

Audited Financial Statements.................................................................................................................	2.4(a)
Basket Amount.........................................................................................................................................	8.4(a)(i)
Bundle Product Component....................................................................................................................	1.13(g)(i)
Bundled Sales...........................................................................................................................................	1.13(g)(vii)
Cancelled Shares....................................................................................................................................	1.6(d)
Cap...........................................................................................................................................................	8.4(a)(iii)
Certificate................................................................................................................................................	1.10(a)
Certificate of Merger................................................................................................................................	1.2
Claim Notice............................................................................................................................................	8.5(a)(i)
Claim Objection.......................................................................................................................................	8.5(a)(ii)
Closing.....................................................................................................................................................	1.2
Closing Date............................................................................................................................................	1.2
Closing Net Option Payment....................................................................................................................	1.8(a)
Closing Net Warrant Payment...................................................................................................................	1.8(b)
Closing Working Capital Statement..........................................................................................................	1.16(b)(i)
Commercial Contract...............................................................................................................................	2.7(b)(xvi)
Company..................................................................................................................................................	Preamble
Company Balance Sheet...........................................................................................................................	2.4
Company Balance Sheet Date...................................................................................................................	2.4
Company Financial Statements................................................................................................................	2.4
Company Indemnification Provisions......................................................................................................	5.6(a)
Company Participants..............................................................................................................................	5.4(a)
Company Party........................................................................................................................................	9.9(a)
Company Permits.....................................................................................................................................	2.18(b)
Company Projections	3.8(b)
Company Securityholder Indemnified Person or Company Securityholder Indemnified Persons.........	8.3
Confidentiality Agreement......................................................................................................................	5.1(a)
Consideration Spreadsheet.......................................................................................................................	1.17
Current Company Business......................................................................................................................	2.1
Delaware Law..........................................................................................................................................	Recitals
Direct Claim............................................................................................................................................	8.5(a)(i)
Disclosure Schedule................................................................................................................................	Article II
Disputed Amounts....................................................................................................................................	1.16(c)(iii)
Disqualified Individual............................................................................................................................	2.16(f)(ii)
Dissenting Share......................................................................................................................................	1.7(a)
Dissenting Stockholder............................................................................................................................	1.7(a)
D&O Indemnified Parties........................................................................................................................	5.6(a)
DOJ..........................................................................................................................................................	5.3(a)
D&O Tail..................................................................................................................................................	5.6(b)
Earn-out Payment and Earn-out Payments...............................................................................................	1.13(a)
Earn-out Product Party and Earn-out Product Parties..............................................................................	1.13(g)(ii)

Earn-out Products.....................................................................................................................................	1.13(g)(v)
Effective Time..........................................................................................................................................	1.2
Enforceability Limitations.......................................................................................................................	2.2(c)
Escrow Account.......................................................................................................................................	1.14(a)
Escrow Release Amount..........................................................................................................................	1.14(b)
Estimated Closing Working Capital.........................................................................................................	1.16(a)
Estimated Closing Working Capital Statement........................................................................................	1.16(a)
Excess Payment Amount..........................................................................................................................	1.16(d)(ii)
Existing Products.....................................................................................................................................	1.13(g)(vi)
Expiration Date........................................................................................................................................	8.1
FCPA.......................................................................................................................................................	2.24
FTC.........................................................................................................................................................	5.3(a)
HSR Act..................................................................................................................................................	2.3
HSR Fees.................................................................................................................................................	5.3(f)
HSR Filings.............................................................................................................................................	5.3(a)
Indemnification Escrow Fund.................................................................................................................	1.14(a)(i)
Independent Accountant..........................................................................................................................	1.16(c)(iii)
Insurance Policies....................................................................................................................................	2.17
IP License................................................................................................................................................	2.10(d)
Lease and Leases.....................................................................................................................................	2.13
Leased Real Property...............................................................................................................................	2.13
Letter of Transmittal................................................................................................................................	1.10(c)
Lost Certificate Agreement......................................................................................................................	1.11
Material Contracts...................................................................................................................................	2.11(a)
Merger.....................................................................................................................................................	1.1
Merger Engagement................................................................................................................................	9.9(a)
Merger Sub..............................................................................................................................................	Preamble
Milestone Disputed Amounts and Milestone Undisputed Amounts........................................................	1.13(c)(iv)(4)
Milestone Resolution Period....................................................................................................................	1.13(c)(iv)(3)
Milestone Review Period.........................................................................................................................	1.13(c)(iv)(2)
Milestone Statement of Objections..........................................................................................................	1.13(c)(iv)(3)
Necessary Consents.................................................................................................................................	2.3
Net Sales..................................................................................................................................................	1.13(g)(vii)
Objection Period......................................................................................................................................	8.5(a)(ii)
Offset Amount.........................................................................................................................................	1.13(f)(ii)
Offset Notice...........................................................................................................................................	1.13(f)(ii)
Offset Objection......................................................................................................................................	1.13(f)(iii)
Offset Objection Period...........................................................................................................................	1.13(f)(iii)
Offset Right..............................................................................................................................................	1.13(f)(i)
Other Expert.............................................................................................................................................	1.13(c)(iii)
Parent.......................................................................................................................................................	1.13(c)(iii)

Parent Indemnified Person or Parent Indemnified Persons.....................................................................	8.2
Parent Plans..............................................................................................................................................	5.4(a)
Parent Plans..............................................................................................................................................	1.10(b)
Parent Plans..............................................................................................................................................	1.10(b)
Parent Plans..............................................................................................................................................	2.16(d)
Parent Plans..............................................................................................................................................	1.10(b)
Parent Plans..............................................................................................................................................	1.16(b)(ii)
Parent Plans..............................................................................................................................................	1.14(a)(ii)
Parent Plans..............................................................................................................................................	4.1
Parent Plans..............................................................................................................................................	5.12(f)
Parent Plans..............................................................................................................................................	5.12(b)
Parent Plans..............................................................................................................................................	1.13(a)(i)(1)
Parent Plans..............................................................................................................................................	2.2(a)
Parent Plans..............................................................................................................................................	1.16(c)(ii)
Parent Plans..............................................................................................................................................	1.16(c)(i)
Parent Plans..............................................................................................................................................	1.13
Parent Plans..............................................................................................................................................	1.13(c)(iv)(1)
Parent Plans..............................................................................................................................................	2.5(c)
Parent Plans..............................................................................................................................................	5.13(b)
Parent Plans..............................................................................................................................................	1.16(c)(ii)
Parent Plans..............................................................................................................................................	1.13(a)(i)(1)
Parent Plans..............................................................................................................................................	1.1
Parent Plans..............................................................................................................................................	2.29
Parent Plans..............................................................................................................................................	8.5(b)
Parent Plans..............................................................................................................................................	5.12(d)
Parent Plans..............................................................................................................................................	1.16(c)(i)
Parent Plans..............................................................................................................................................	9.9(a)
Parent Plans..............................................................................................................................................	1.8(c)